Exhibit 10.1

CREDIT AGREEMENT

dated as of December 22, 2016

among

NEOGENOMICS LABORATORIES, INC.

as Borrower,

NEOGENOMICS, INC. AND CERTAIN OF ITS SUBSIDIARIES

PARTY HERETO FROM TIME TO TIME,

as Guarantors,

THE LENDERS PARTY HERETO,

REGIONS BANK,

as Administrative Agent and Collateral Agent,

and

BANK OF AMERICA, N.A. and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

and

HANCOCK BANK,

THE HUNTINGTON NATIONAL BANK and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

and

REGIONS CAPITAL MARKETS,

a division of Regions Bank,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

Appendices
Appendix A	Lenders, Commitments and Commitment Percentages
Appendix B	Notice Information

Schedules
Schedule 1.01	Disqualified Institutions
Schedule 6.1	Organization; Requisite Power and Authority; Qualification
Schedule 6.2	Equity Interests and Ownership
Schedule 6.10(b)	Real Estate Assets
Schedule 6.14	Name, Jurisdiction and Tax Identification Numbers of Holdings and its Subsidiaries
Schedule 6.21	Insurance Coverage
Schedule 8.1	Existing Indebtedness
Schedule 8.2	Existing Liens
Schedule 8.5	Existing Investments

Exhibits
Exhibit 1.1	Form of Secured Party Designation Notice
Exhibit 2.1	Form of Funding Notice
Exhibit 2.3	Form of Issuance Notice
Exhibit 2.5-1	Form of Revolving Loan Note
Exhibit 2.5-2	Form of Swingline Note
Exhibit 2.5-3	Form of Term Loan Note
Exhibit 2.8	Form of Conversion/Continuation Notice
Exhibit 3.3	Forms of U.S. Tax Compliance Certificates (Forms 1 – 4)
Exhibit 7.1(c)	Form of Compliance Certificate
Exhibit 7.13	Form of Guarantor Joinder Agreement
Exhibit 11.5	Form of Assignment Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of December 22, 2016 (as amended, restated, increased, extended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among NEOGENOMICS LABORATORIES, INC., a Florida corporation (the “Borrower”), NEOGENOMICS, INC., a Nevada corporation (“Holdings”), certain Subsidiaries of Holdings from time to time party hereto, as Guarantors, the Lenders from time to time party hereto, and REGIONS BANK, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, the Borrower has requested that the Lenders provide revolving credit and term loan facilities for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to make the requested facilities available on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1. DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms used herein, including in the introductory paragraph, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) all or any substantial portion of the property of another Person, or any division, line of business or other business unit of another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments, directly or indirectly, by any Credit Party or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, including any Earn Out Obligations, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn- outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for an Adjusted LIBOR Rate Loan, the rate per annum obtained by dividing (a) (i) the rate per annum equal to the LIBOR or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate

Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average settlement rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum equal to the quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (i) one, minus (ii) the Applicable Reserve Requirement. Notwithstanding anything contained herein to the contrary, the Adjusted LIBOR Rate shall not be less than zero.

“Adjusted LIBOR Rate Loan” means a Loan bearing interest based on the Adjusted LIBOR Rate.

“Administrative Agent” means as defined in the introductory paragraph hereto, together with its successors and assigns.

“Administrative Questionnaire” means an administrative questionnaire provided by the Lenders in a form supplied by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, whether pending, threatened in writing against any Credit Party or any of its Subsidiaries or any material property of any Credit Party or any of its Subsidiaries.

“Affected Lender” means as defined in Section 3.1(b).

“Affected Loans” means as defined in Section 3.1(b).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is SEVENTY FIVE MILLION DOLLARS ($75,000,000).

“Agreement” means as defined in the introductory paragraph hereto.

“All-In Yield” means, with respect to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, an Adjusted LIBOR Rate or Base Rate floor (in the case of any Incremental Term Facility solely to the extent greater than any Adjusted LIBOR Rate or Base Rate floor applicable to any then existing Facility), or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity at the time of its incurrence of the applicable Indebtedness; and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such Indebtedness or, if applicable, ticking fees accruing prior to the funding of such Indebtedness or consent fees for amendments paid generally to consenting lenders.

“ALTA” means American Land Title Association.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq, the UK Bribery Act of 2010 and all other laws, rules, and regulations of any jurisdiction applicable to any Credit Party or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Laws” means all applicable laws, including all applicable provisions of constitutions, statutes, rules, ordinances, regulations and orders of all Governmental Authorities and all orders, rulings, writs and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means (a) from the Closing Date through the date two (2) Business Days immediately following the date a Compliance Certificate is delivered pursuant to Section 7.1(c) for the Fiscal Quarter ending June 30, 2017, the percentage per annum based upon Pricing Level 3 in the table set forth below, and (b) thereafter, the percentage per annum determined by reference to the table set forth below using the Consolidated Leverage Ratio as set forth in the Compliance Certificate most recently delivered to the Administrative Agent pursuant to Section 7.1(c), with any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio becoming effective on the date two (2) Business Days immediately following the date on which such Compliance Certificate is delivered.

Pricing Level	Consolidated Leverage Ratio	Adjusted LIBOR Rate Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
1	< 2.25:1.0	2.25%	1.25%	0.250%
2	> 2.25:1.0 but < 2.75:1.0	2.75%	1.75%	0.375%
3	> 2.75:1.0 but < 3.25:1.0	3.00%	2.00%	0.375%
4	> 3.25:1.0	3.50%	2.50%	0.500%

Notwithstanding the foregoing, (x) if at any time a Compliance Certificate is not delivered when due in accordance herewith, then Pricing Level 4 as set forth in the table above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered and (y) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.7(e). The Applicable Margin with respect to any additional Term Loan established pursuant to Section 2.1(d)(iii) shall be as provided in the joinder document(s) and/or commitment agreement(s) executed by the Borrower and the applicable Lenders in connection therewith.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or LIBOR Index Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include Adjusted LIBOR Rate Loans or Base Rate Loans determined by reference to the LIBOR Index

Rate. Adjusted LIBOR Rate Loans and Base Rate Loans determined by reference to the LIBOR Index Rate shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credit for pro ration, exception or offsets that may be available from time to time to the applicable Lender. The rate of interest on Adjusted LIBOR Rate Loans and Base Rate Loans determined by reference to the LIBOR Index Rate shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Deposit Account” means a Deposit Account maintained by any Credit Party (a) with the Administrative Agent or (b) subject to an effective Deposit Account Control Agreement. “Approved Deposit Account” includes all monies on deposit in, or credited to, a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease, Sale and Leaseback Transaction, assignment, conveyance, exclusive license (as licensor), Securitization Transaction, transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or any other Credit Party), in one transaction or a series of transactions, of all or any part of any Credit Party or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, including the Equity Interests of any Subsidiary, other than (a) the disposition of assets of the Borrower or any of its Subsidiaries disclosed to the Administrative Agent on or prior to the Closing Date; (b) dispositions of surplus, obsolete or worn out property or property no longer used or useful in the business of Holdings and its Subsidiaries, whether now owned or hereafter acquired; (c) dispositions of inventory sold in the ordinary course of business; (d) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (e) use or dispositions of Cash Equivalents in the ordinary course of business and in a manner not prohibited by the Credit Documents; (f) licenses, sublicenses, leases or subleases (including licenses of Intellectual Property) granted to any third parties in arm’s-length commercial transactions in the ordinary course of business that do not interfere in any material respect with the business of Holdings or any of its Subsidiaries; (g) any involuntary loss, damage or destruction of property; (h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property; (i) the sale or issuance of Equity Interests of Holdings; and (j) the lapse of registered patents, trademarks, copyrights and other intellectual property to the extent not economically desirable in the conduct of their business or the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as, in each case (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lenders.

“Assignment Agreement” means an assignment agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.5(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.5 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Principal Amount” means (a) in the case of Capital Leases, the amount of Capital Lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a Capital Lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of

Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, executive vice president, vice president (or the equivalent thereof), chief financial officer, treasurer, or principal accounting officer and, solely for purposes of making the certifications required under Sections 5.1(b)(ii) and (c), any secretary or assistant secretary.

“Auto Borrow Agreement” has the meaning specified in Section 2.2(b)(vi).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus one half of one percent (0.5%) and (c) the LIBOR Index Rate in effect on such day plus one percent (1.0%). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBOR Index Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Rate or the LIBOR Index Rate, respectively. Notwithstanding anything to the contrary herein, the Base Rate shall not be less than zero.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” means as defined in the introductory paragraph hereto.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type of Loan and, in the case of Adjusted LIBOR Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate and Adjusted LIBOR Rate Loans (and in the case of determinations, the Index Rate and Base Rate Loans based on the LIBOR Index Rate), the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, as collateral for the Letter of Credit Obligations or Swingline Loans, as applicable, or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent, the Issuing Bank or Swingline Lender, as applicable, may agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Bank and/or Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as of any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (iii) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 12 C.F.R. § 225.8 or a Governmental Authority’s assessment thereof shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35)% or more of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

(c) Holdings shall cease to own and control, of record and beneficially, directly one hundred percent (100%) of the outstanding Equity Interests of the Borrower.

“Closing Date” means December 22, 2016.

“Closing Date Redemption” means the repurchase of a portion of the Series A Preferred Stock of Holdings issued by Holdings on December 30, 2015 in an aggregate amount of $55,000,008.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Access Agreement” means a landlord consent and waiver in form and substance reasonably acceptable to the Collateral Agent.

“Collateral Agent” means as defined in the introductory paragraph hereto, together with its successors and assigns.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of the holders of the Obligations, a Lien on any real, personal or mixed property of that Borrower as security for the Obligations.

“Commitment Fee” means as defined in Section 2.10(a).

“Commitments” means the Revolving Commitments and the Term Loan Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 7.1(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (a) expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase property that is the same as or similar to the property subject to such Involuntary Disposition or (b) Permitted Acquisitions.

“Consolidated Current Assets” means, as of any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as of any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in accordance with GAAP, excluding the current portion of long term debt.

“Consolidated EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (a) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income for such period, the sum, without duplication, of amounts for (i) Consolidated Interest Charges for such period, (ii) provisions for federal, state, local and foreign taxes based on income for such period, (iii) total depreciation expense for such period, (iv) total amortization expense for such period, (v) the aggregate amount of synergies in connection with the Acquisition of Clarient, Inc. and its Subsidiary, Clarient Diagnostic Services, Inc. (the “Clarient Acquisition”) in the amount set forth below for the period of the four (4) Fiscal Quarters referenced below, (vi) the aggregate amount of synergies in connection with the Clarient Acquisition, in such period, which are reasonably identifiable, factually supportable and have been realized after the Closing Date but prior to June 30, 2017, provided, that the aggregate amount added back pursuant to this clause (vi) shall not exceed $2,500,000 during the term of this Agreement, (vii) the aggregate amount of synergies related to any Permitted Acquisition which are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be realized within twelve (12) months from the date of such Permitted Acquisition, (viii) to the extent factually supportable and not capitalized, transaction costs and reasonably documented out-of-pocket costs and expenses actually incurred in connection with the entry into this Agreement and the Closing Date Redemption within ninety (90) days of the Closing Date and not to exceed $200,000 in the aggregate for such period, (ix) other one time or non-recurring cash charges for such period; provided, that the aggregate amount added back pursuant to clauses (v) through (ix) for such period shall not exceed 15% of Consolidated EBITDA (determined prior to giving effect to such adjustments), (x) non-cash stock-based compensation expenses for such period, and (xi) other non-cash charges reducing Consolidated Net Income to the extent reasonably acceptable to the Administrative Agent (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), minus (b) other non-cash gains for such period increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period).

Four (4) Fiscal Quarter Period Ending	Maximum Synergies Add-back pursuant to clause (v)
December 31, 2016	$2,300,000
March 31, 2017	$1,725,000
June 30, 2017	$1,150,000
September 30, 2017	$575,000

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(a) the sum, without duplication, of the amounts for such period of Consolidated Net Income, plus, the sum, without duplication, of (i) all non-cash charges reducing Consolidated Net

Income, including for depreciation and amortization (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period) plus (ii) the Consolidated Working Capital Adjustment, minus;

(b) the sum, without duplication, of the amounts paid in cash from operating cash flow during such period for (i) Consolidated Scheduled Funded Debt Payments (other than any voluntary prepayment of the Term Loan), plus (ii) Consolidated Capital Expenditures, plus (iii) redemptions of the Series A Preferred Stock, plus (iv) Acquisition Consideration plus (v) non-cash gains increasing Consolidated Net Income (excluding any such non-cash gain to the extent that it represents the reversal of an accrual or reserve for a potential cash item in any prior period).

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA minus Consolidated Capital Expenditures (to the extent not financed with Indebtedness (other than Revolving Loans)) minus the cash portion of Consolidated Taxes (to the extent greater than zero), in each case for the period of the four (4) Fiscal Quarters most recently ended to (b) Consolidated Fixed Charges for the period of the four (4) Fiscal Quarters most recently ended; provided, that, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Consolidated Interest Charges and Consolidated Scheduled Funded Debt Payments shall be calculated for the period from January 1, 2017 through the end of the Fiscal Quarter (i) ending on March 31, 2017, by multiplying the actual amounts for such period by four (4); (ii) ending on June 30, 2017, by multiplying the actual amounts for such period by two (2); and (iii) ending on September 30, 2017, by multiplying the actual amounts for such period by four thirds (4/3); in each case to reach an assumed annual amount.

“Consolidated Fixed Charges” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) Consolidated Scheduled Funded Debt Payments for such period plus (c) the amount Restricted Payments made pursuant to Section 8.3(c) for such period, all as determined in accordance with GAAP.

“Consolidated Funded Debt” means Funded Debt of Holdings and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Leases with respect to such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the period of the four (4) Fiscal Quarters most recently ended.

“Consolidated Net Income” means, for any period, (a) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) (i) the income (or loss) of any Person in which any other Person (other than the Credit Parties or any Wholly-Owned Subsidiary) has a joint interest, except to the extent of the amount of dividends or other distributions actually received by a Credit Party or Wholly-Owned Subsidiary from such Person during such period, (ii) any after-tax gains or losses attributable to Asset

Sales or returned surplus assets of any Pension Plan, (iii) income resulting from any reappraisal, revaluation or write-up of assets, (iv) the income (or loss) of any Person that is a Foreign Subsidiary of Holdings, only to the extent that the payment of cash dividends or similar cash distributions by any such Person is restricted by operation of the terms of its Organizational Documents or Applicable Laws applicable to such Person, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually received by any Credit Party or Wholly-Owned Subsidiary that is a Domestic Subsidiary from such Person during such period in accordance with such documents and regulations and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net extraordinary losses and liabilities.

“Consolidated Scheduled Funded Debt Payments” means for any period for Holdings and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Debt, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include payments with respect to the Attributable Principal Amount in respect of Capital Leases, Securitization Transactions, Sale and Leaseback Transactions and Synthetic Leases and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.11.

“Consolidated Taxes” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, the aggregate of all taxes, as determined in accordance with GAAP.

“Consolidated Working Capital” means, as of any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the end of such period exceeds (or is less than) Consolidated Working Capital as of the beginning of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided, that the Consolidated Working Capital balance as of the beginning of any measurement period shall be adjusted for any Permitted Acquisition during such period by an amount (which may be a negative number) equal to the difference between (a) the Consolidated Working Capital immediately after giving effect to such Permitted Acquisition and (b) the amount of Consolidated Working Capital immediately prior to the consummation of such Permitted Acquisition.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit 2.8.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, each Note, each Issuer Document, the Collateral Documents, any Guarantor Joinder Agreement, the Fee Letter, any Auto Borrow Agreement, any document executed and delivered by the Borrower and/or any other Credit Party pursuant to which any Aggregate Revolving Commitments are increased pursuant to Section 2.1(d)(ii) or an additional Term Loan is established pursuant to Section 2.1(d)(iii), any documents or certificates executed by any Credit Party in favor of the Issuing Bank relating to Letters of Credit, and, to the extent evidencing or securing the Obligations, all other documents, instruments or agreements executed and delivered by any Credit Party for the benefit of any Agent, the Issuing Bank or any Lender in connection herewith or therewith (but specifically excluding any Secured Swap Agreements and Secured Treasury Management Agreements).

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Parties” means, collectively, the Borrower and each Guarantor.

“Cure Amount” means, the amount equal to the minimum amount of EBITDA necessary to cure the applicable Financial Covenant Defaults.

“Cure Notice” has the meaning specified in Section 9.4.

“Cure Right” has the meaning specified in Section 9.4.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debt Transaction” means, with respect to Holdings or any of its Subsidiaries, any sale, issuance, placement, assumption or guaranty of Funded Debt, whether or not evidenced by a promissory note or other written evidence of Indebtedness, except for Funded Debt permitted to be incurred pursuant to Section 8.1.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than Adjusted LIBOR Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate) and the Letter of Credit Fee, the Base Rate plus the Applicable Margin, if any, applicable to such Loans plus two percent (2%) per annum, (b) with respect to Adjusted LIBOR Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate), the Adjusted LIBOR Rate plus the Applicable Margin, if any, applicable to Adjusted LIBOR Rate Loans plus two percent (2%) per annum and (c) with respect to the Letter of Credit Fee, the Applicable Margin plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization.

“Deposit Account Control Agreement” means, with respect to a Deposit Account, an agreement in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such Deposit Account is maintained and the Credit Party maintaining such Deposit Account, effective for the Collateral Agent to obtain “control” (within the meaning of Articles 8 and 9 under the applicable UCC) of such Deposit Account.

“Disqualified Institutions” means any Person designated by the Borrower as a “Disqualified Institution” on Schedule 1.01.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that (a) is organized under the laws of the United States, any state thereof or the District of Columbia and (b) is not wholly-owned by a Subsidiary that is not organized under the laws of any state of the United States or the District of Columbia.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of Holdings or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non- competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. The amount of any Earn Out Obligations at the time of determination shall be the aggregate amount, if any, of such Earn Out Obligations that are required at such time under GAAP to be recognized as liabilities on the consolidated balance sheet of Holdings.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.5(b), subject to any consents and representations, if any as may be required therein.

“Environmental Claim” means any known investigation, written notice, notice of violation, written claim, action, suit, proceeding, written demand, abatement order or other written order or directive (conditional or otherwise), by any Person arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health, safety, natural resources or the environment.

“Environmental Permits” means all permits, licenses, orders, and authorizations which Holdings or any of its Subsidiaries has obtained under Environmental Laws in connection with Holdings or any such Subsidiary’s current Facilities or operations.

“Environmental Laws” means any and all current or future federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other written requirements of Governmental Authorities relating to (a) any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) protection of human health and the environment from pollution, in any manner applicable to any Credit Party or any of its Subsidiaries or their respective Facilities.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which Holdings or any Subsidiary assumed liability with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, any successor statute, and the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code), the failure to make by its due date any minimum required contribution or any required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal from any Pension Plan with two (2) or more contributing sponsors or the termination of any such Pension Plan, in either case resulting in material liability pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, each case reasonably likely to result in material liability; (g) the withdrawal of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if such withdrawal is reasonably likely to result in material liability, or the receipt by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it is in “critical” or “endangered” status within the meaning of Section 103(f)(2)(G) or ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if such reorganization, insolvency or termination is reasonably likely to result in material liability; (h) the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan if such fines, penalties, taxes or related charges are reasonably likely to result in material liability; (i) the assertion of a material claim (other than routine claims for benefits and funding obligations in the ordinary course) against any Pension Plan other than a Multiemployer Plan or the assets thereof, or against any Person in connection with any Pension Plan such Person sponsors or maintains reasonably likely to result in material liability; (j) receipt from the Internal Revenue Service of a final written determination of the failure of any Pension Plan intended to be qualified under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) or 4068 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means each of the conditions or events set forth in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Account” means (a) Deposit Accounts which in the aggregate are not in excess of $250,000 at any one time, in the case of Credit Parties and their Subsidiaries (other than those Subsidiaries that are Foreign Subsidiaries), (b) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for any Credit Party’s or its Subsidiaries’ employees and (c) any Government Receivables Account.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary in respect of which the guaranteeing by such Subsidiary of the Obligations would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower.

“Excluded Property” means, with respect to the Borrower and each other Credit Party, including any Person that becomes a Credit Party after the Closing Date as contemplated by Section 7.13, (a) all (i) leased real property and (ii) owned real property having a fair market value less than $1,000,000, (b) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not (i) governed by the UCC, (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office or (iii) effected by retention of certificate of title to vehicles or trailers and/or appropriate evidence of the Lien being filed with the applicable jurisdiction’s department of motor vehicles or other Governmental Authority, unless reasonably requested by the Administrative Agent or the Required Lenders, (c) the Equity Interests of any direct Foreign Subsidiary of the Borrower or any other Credit Party to the extent not required to be pledged to secure the Obligations pursuant to Section 7.11(a), (d) any property which is subject to a Lien of the type described in Section 8.2(l) pursuant to documents which prohibit the Borrower from granting any other Liens in such property, (f) any property to the extent that the grant of a security interest therein would violate Applicable Laws, require a consent not obtained of any Governmental Authority, or constitute a breach of or default under, or result in the termination of or require a consent not obtained under, any contract, lease, license or other agreement evidencing or giving rise to such property, or result in the invalidation thereof or provide any party thereto with a right of termination (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the applicable UCC or any other Applicable Law or principles of equity), (g) any certificates, licenses and other authorizations issued by any Governmental Authority to the extent that Applicable Laws prohibit the granting of a security interest therein; (h) any “intent to use” Trademark applications for which a statement of use has not been filed; and (i) proceeds and products of any and all of the foregoing excluded property described in clauses (a) through (h) above only to the extent such proceeds and products would constitute property or assets of the type described in clauses (a) through (h) above; provided, however, that the security interest granted to the Collateral Agent under the Pledge and Security Agreement or any other Credit Document shall attach immediately to any asset of any Obligor (as defined in the Pledge and Security Agreement) at such time as such asset ceases to meet any of the criteria for “Excluded Property” described in any of the foregoing clauses (a) through (h) above.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Credit Document by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.8 hereof and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indebtedness” means as defined in Section 5.1(g).

“Facility” means any real property including all buildings, fixtures or other improvements located on such real property now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FDA” means the United States Food and Drug Administration, and any successor entity thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its applicable implementing regulations, each as may be amended from time to time.

“Federal Funds Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Regions Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement dated November 10, 2016 among the Borrower, Regions Bank and Regions Capital Markets, a division of Regions Bank.

“Financial Covenant Default” has the meaning specified in Section 9.4.

“Financial Covenants” means the financial covenants set forth in Section 8.7.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or executive vice president – finance, director of finance or principal accounting officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage or deed of trust in favor of the Collateral Agent, for the benefit of the holders of the Obligations, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by the Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created except those subject to a good faith dispute), including, without limitation, any Earn Out Obligations recognized as a liability on the balance sheet of Holdings and its Subsidiaries in accordance with GAAP;

(c) all obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties);

(d) the Attributable Principal Amount of Capital Leases, Synthetic Leases, Securitization Transactions and Sale and Leaseback Transactions;

(e) all preferred stock and comparable equity interests (excluding the Series A Preferred Stock) providing for mandatory redemption, sinking fund or other like payments;

(f) all Funded Debt of others secured by (or for which the holder of such Funded Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(g) all Guarantees in respect of Funded Debt of another Person; and

(h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (x) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (y) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (z) based on the amount of Funded Debt that is the subject of the Guarantees in the case of Guarantees under clause (g).

“Funding Notice” means a notice substantially in the form of Exhibit 2.1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, accounting principles generally accepted in the United States in effect as of the date of determination thereof.

“Government Receivable” means any Receivable that, consistent with the past accounting practices of the Borrower and its Subsidiaries, is initially classified as a Medicare Receivable, Medicaid Receivable or other government Receivable.

“Government Receivables Account” means an account established by a Credit Party and used solely for receipt of Government Receivables.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” means as defined in Section 4.1.

“Guarantor Joinder Agreement” means a guarantor joinder agreement substantially in the form of Exhibit 7.13 delivered by a Domestic Subsidiary of Holdings pursuant to Section 7.13.

“Guarantors” means (a) Holdings, (b) each other Person identified as a “Guarantor” on the signature pages hereto, (c) each other Person that joins as a Guarantor pursuant to Section 7.13, (d) with respect to (i) Secured Swap Obligations, (ii) Secured Treasury Management Obligations, and (iii) Swap Obligations of a Specified Credit Party (determined before giving effect to Sections 4.1 and 4.8) under the Guaranty hereunder, the Borrower, and (e) their successors and permitted assigns.

“Guaranty” means the Guarantee made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Section 4.

“Hazardous Materials” means any hazardous substances defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 USCA 9601, et. seq., as amended (“CERCLA”), including any hazardous waste as defined under 40 C.F.R. Parts 260-270, gasoline or petroleum (including crude oil or any fraction thereof), asbestos or polychlorinated biphenyls.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under Applicable Laws relating to any Lender which are currently in effect or, to the extent allowed under such Applicable Laws, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws now allow.

“Holdings” means as defined in the introductory paragraph hereto.

“Immaterial Subsidiary” means any Subsidiary that does not have (a) revenues in excess of $1,000,000 for the period of the four Fiscal Quarters most recently ended for which Holdings has delivered financial statements pursuant to Section 7.1(a) or (b) and (b) assets with an aggregate fair market value in excess of $1,000,000 as of the end of the four Fiscal Quarters most recently ended for which Holdings has delivered financial statements pursuant to Section 7.1(a) or (b).

“Incremental Facility” means as defined in Section 2.1(d).

“Incremental Facility Amendment” means as defined in Section 2.1.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Debt;

(b) net obligations under any Swap Agreement;

(c) all Guarantees in respect of Indebtedness of another Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under any Swap Agreement under clause (b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” means as defined in Section 11.2(b).

“Index Rate” means, for any Index Rate Determination Date with respect to any Base Rate Loans determined by reference to the Index Rate, (a) the rate per annum equal to (a) the LIBOR or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average settlement rate for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Regions Bank or any other Lender selected by the Administrative Agent, for which the Index Rate is then being determined with maturities comparable to one (1) month as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date. Notwithstanding anything contained herein to the contrary, the Index Rate shall not be less than zero.

“Index Rate Determination Date” means the Closing Date and the first Business Day of each calendar month thereafter; provided, however, that, solely for purposes of the definition of Base Rate, Index Rate Determination Date means the date of determination of the Base Rate.

“Intellectual Property” means all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises related to intellectual property, licenses related to intellectual property and other intellectual property rights.

“Interest Payment Date” means with respect to (a) any Base Rate Loan and any Swingline Loan, (i) the last Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date and (ii) the Revolving Commitment Termination Date, the Term Loan A Maturity Date and the final maturity date of any Incremental Facility; and (b) any Adjusted LIBOR Rate Loan, (i) the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period and (ii) the Revolving Commitment Termination Date, the Term Loan A Maturity Date and the final maturity date of any Incremental Facility.

“Interest Period” means, in connection with an Adjusted LIBOR Rate Loan, an interest period of one (1), three (3) or six (6) months (or, with the consent of all affected Lenders, twelve (12) months), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of a calendar month; (iii) no Interest Period with respect to any Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of Adjusted LIBOR Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Adjusted LIBOR Rate Loans equals or exceeds the principal amortization payment then due; and (iv) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person,

(b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means the receipt by Holdings or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit 2.3.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and Holdings or any Subsidiary or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Regions Bank in its capacity as issuer of Letters of Credit hereunder, together with its permitted successors and assigns.

“Lender” means each financial institution with a Term Loan Commitment or a Revolving Commitment, together with its successors and permitted assigns. The initial Lenders are identified on the signature pages hereto and are set forth on Appendix A.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Borrowing” means any Credit Extension resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.

“Letter of Credit Fees” means as defined in Section 2.10(b)(i).

“Letter of Credit Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have not been reimbursed by the Borrower, including Letter of Credit Borrowings. For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 1.3(i), and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means, as of any date of determination, the lesser of (a) THREE MILLION DOLLARS ($3,000,000) and (b) the aggregate unused amount of the Revolving Commitments then in effect.

“LIBOR” means the London Interbank Offered Rate.

“LIBOR Index Rate” means, for any Index Rate Determination Date, the rate per annum obtained by dividing (a) the Index Rate by (b) an amount equal to (i) one, minus (ii) the Applicable Reserve Requirement.

“LIBOR Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate or LIBOR Index Rate (including a Base Rate Loan referencing the LIBOR Index Rate), as applicable.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means any Revolving Loan, Swingline Loan or Term Loan, and the Base Rate Loans and Adjusted LIBOR Rate Loans comprising such Loans.

“Margin Stock” means as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Master Agreement” means as defined in the definition of “Swap Agreement”.

“Material Adverse Effect” means any effect, event, condition, action, omission, change or state of facts that, individually or in the aggregate, has resulted in a material adverse effect to (a) the business, financial condition, operations, liabilities (contingent or otherwise) or properties of Holdings and its Subsidiaries, taken as a whole; (b) the ability of the Credit Parties, taken as a whole, to fully and timely perform the Obligations; (c) the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party; or (d) the material rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any holder of Obligations under any Credit Document.

“Material Contract” means any Contractual Obligation to which Holdings or any of its Subsidiaries, or any of their respective assets, are bound (other than those evidenced by the Credit Documents), for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicaid Receivable” means any Receivable with respect to which the obligor is the United States that arises out of charges reimbursable to the Borrower of any Subsidiary under Medicaid.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97 of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Medicare Receivable” means any Receivable with respect to which the obligor is the United States that arises out of charges reimbursable to the Borrower or any Subsidiary under Medicare.

“Moody’s” means Moody’s Investor Services, Inc., together with its successors.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Collateral Agent, for the benefit of the holders of the Obligations, a security interest in the real property interest (including with respect to any improvements and fixtures) of the Borrower or any other Credit Party in real property.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates or with respect to which any Credit Party or any of its ERISA Affiliates previously sponsored, maintained or contributed to or was required to contributed to, and still has liability.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by Holdings or any of its Subsidiaries in connection with any Asset Sale, Debt Transaction or Securitization Transaction, net of (a) direct costs incurred or estimated costs for which reserves are maintained, in connection therewith (including legal, accounting and investment banking fees and expenses, sales commissions and underwriting discounts); (b) estimated taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof; and (c) the amount required to retire any Indebtedness secured by a Permitted Lien on the related property. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by Holdings or any of its Subsidiaries in any Asset Sale, Debt Transaction or Securitization Transaction.

“Non-Consenting Lender” means as defined in Section 2.17.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Revolving Loan Note, a Swingline Note or a Term Loan Note.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations, indebtedness and other liabilities of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Issuing Bank, the Lenders (including former Lenders in their capacity as such) or any of them, the Qualifying Swap Providers and the Qualifying Treasury Management Banks, under any Credit Document, Secured Swap Agreement or Secured Treasury Management Agreement, together with all renewals, extensions, modifications or refinancings of any of the foregoing, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Swap Agreements, fees, expenses, indemnification or otherwise; provided, however, that the “Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; (b) with respect to any Letter of Credit Obligations on any date, the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Credit Extension of a Letter of Credit occurring on such date and any other changes in the amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrower of any drawing under any Letter of Credit; and (c) with respect to any Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of such Term Loan on such date.

“Participant” means as defined in Section 11.5(d).

“Participant Register” means as defined in Section 11.5(d).

“Patriot Act” means as defined in Section 6.15(f).

“Payor” means any third party liable for payment for health care items or services provided or performed by Holdings or any of its Subsidiaries, including Medicare and Medicaid, private insurance companies, health maintenance organizations, preferred provider organizations, managed care systems and alternative delivery systems.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates or with respect to which any Credit Party or any of its ERISA Affiliates previously sponsored, maintained or contributed to, or was required to contribute to, and still has liability.

“Permitted Acquisition” means any Acquisition that satisfies the following conditions:

(a) the Property acquired (or the Property of the Person acquired) in such Acquisition is a business or is used or useful in a business permitted under Section 8.13;

(b) in the case of an Acquisition of the Equity Interests, the board of directors (or other comparable governing body, if any) of such other Person shall have approved the Acquisition;

(c) immediately after giving effect to such Acquisition, the Credit Parties shall have Qualified Cash of not less than $5,000,000;

(d) in the case of an Acquisition with Acquisition Consideration greater than $50,000,000, the Borrower shall have delivered detailed due diligence, including a third-party quality of earnings report to the Administrative Agent at least 10 days prior to the closing of such Acquisition (or such shorter period as the Administrative Agent may agree in its sole discretion);

(e) the Standard Conditions are satisfied;

(f) the representations and warranties made each of the Credit Parties in each Credit Document shall be true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality in which case such representation and warranty shall be true and correct in all respects) as if made on the date of such Acquisition (after giving effect thereto), except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality in which case such representation and warranty shall be true and correct in all respects) as of such earlier date; and

(g) the Acquisition Consideration for any individual Acquisition shall not exceed (i) an unlimited amount, if (x) such Acquisition Consideration consists of Permitted Equity Interests, (y) is made with funds from the Unrestricted Cash Equity Account or (z) so long as, after giving effect to such Acquisition on a Pro Forma Basis the Consolidated Leverage Ratio shall not exceed 3.0:1.0 recomputed for the period of for four (4) Fiscal Quarters most recently ended for which Holdings has delivered financial statements pursuant to Section 6.7(a) or (b) and (ii) at any time the condition in clause (i) is not satisfied, the greater of (x) $50,000,000 and (y) the amount equal to 2.0 times Consolidated EBITDA of Holdings (after giving effect to such Acquisition on a Pro Forma Basis) for the period of for four (4) Fiscal Quarters most recently ended for which Holdings has delivered financial statements pursuant to Section 6.7(a) or (b); provided, that, the Acquisition Consideration for all Acquisitions made during the term of this Agreement in reliance of the foregoing clause (ii) shall not in the aggregate exceed $150,000,000.

“Permitted Equity Interests” means Equity Interests of Holdings that do not contain any requirement to make a cash payment (whether dividends, scheduled redemptions, mandatory redemptions or otherwise) prior to the date that is 91 days after the latest maturity date applicable to the Loans.

“Permitted Liens” means each of the Liens permitted pursuant to Section 8.2.

“Permitted Refinancing” means any extension, renewal or replacement of any existing Indebtedness so long as any such renewal, refinancing and extension of such Indebtedness (a) has market terms and conditions, (b) has an average life to maturity that is greater than that of the Indebtedness being extended, renewed or refinanced, (c) does not include an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (d) remains subordinated, if the Indebtedness being refinanced or extended was subordinated to the prior payment of the Obligations, such extended, renewed or refinanced Indebtedness, (e) does not exceed in a principal amount the Indebtedness being renewed, extended or refinanced plus reasonable fees and expenses incurred in connection therewith, and (f) is not incurred, created or assumed, if any Default or Event of Default has occurred and continues to exist or would result therefrom.

“Permitted Subordinated Holdings Debt” has the meaning set forth in Section 8.1.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” means as defined in Section 11.1(d).

“Pledge and Security Agreement” means the pledge and security agreement dated as of the Closing Date given by the Credit Parties, as pledgors, to the Collateral Agent for the benefit of the holders of the Obligations (as defined therein), and any other pledge agreements or security agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Prime Rate” means the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.

“Principal Office” means, for the Administrative Agent, the Swingline Lender and each Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Borrower and each Lender.

“Pro Forma Basis” means, for any calculation of the Financial Covenants hereunder (including for purposes of determining the Applicable Margin), that any Asset Sale, Involuntary Disposition, Acquisition, increase in the Aggregate Revolving Commitments or establishment of an additional Term Loan pursuant to Section 2.1(d)(iii), Restricted Payment or incurrence or prepayment of any Indebtedness shall be deemed to have occurred as of the first day of the most recent four (4) Fiscal Quarter period preceding the date of such transaction for which Holdings was required to deliver financial statements pursuant to Section 7.1(a) or (b). In connection with the foregoing, (a)(i) with respect to any Asset Sale or Involuntary Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) with respect to any Acquisition, income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for Holdings and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1 and (B) such items are supported by financial statements or other information satisfactory to the Administrative Agent and (b) any Indebtedness incurred or assumed by Holdings or any Subsidiary (including the Person or property acquired) in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination.

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Cash” means cash and Cash Equivalents that are (i) maintained in an Approved Deposit Account and (ii) do not appear (or would not be required to appear as “restricted”) on a consolidated balance sheet of Holdings prepared in accordance with GAAP and (iii) are not subject to a Lien (other than Liens in favor of the Collateral Agent and Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that, at the time the Guaranty (or grant of security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other Credit Party as constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Swap Provider” means (a) any of Regions Bank and its Affiliates, and (b) any Person that (i) at the time it enters into a Swap Agreement, is a Lender or an Affiliate of a Lender, or (ii) in the case of a Swap Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender, and, in each such case, shall have provided a Secured Party Designation Notice to the Administrative Agent. For purposes hereof, the term “Lender” shall be deemed to include the Administrative Agent.

“Qualifying Treasury Management Bank” means (a) any of Regions Bank and its Affiliates, and (b) any Person that (A) at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, or (B) in the case of a Treasury Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender, and, in each such case, shall have provided a Secured Party Designation Notice to the Administrative Agent. For purposes hereof, the term “Lender” shall be deemed to include the Administrative Agent.

“Real Estate Asset” means, at any time of determination, any fee interest then owned by Holdings or any of its Subsidiaries in any real property.

“Receivables” means all accounts arising from the sale of goods or the rendering of services by the Borrower or any Subsidiary existing or hereafter created, any and all rights to receive payments due on such accounts from any Payor under or in respect of such account to the extent not evidenced by an instrument tor chattel paper, and all proceeds of, or in any way derived from, any of the foregoing, whether directly or indirectly (including all interest, finance charges and other amounts payable by the obligor in respect thereof).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Refunded Swingline Loans” means as defined in Section 2.2(b)(iii).

“Register” means as defined in Section 11.5(c).

“Reimbursement Date” means as defined in Section 2.3(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Quarter” has the meaning specified in Section 9.4.

“Removal Effective Date” means as defined in Section 10.6(b).

“Required Lenders” means, as of any date of determination, Lenders having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders; provided that the Total Credit Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” means as defined in Section 10.6(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is SEVENTY-FIVE MILLION DOLLARS ($75,000,000).

“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitments. The initial Revolving Commitment Percentages are set forth on Appendix A.

“Revolving Commitment Period” means the period from and including the Closing Date to the earlier of (a) (i) in the case of Revolving Loans and Swingline Loans, the Revolving Commitment Termination Date or (ii) in the case of the Letters of Credit, the expiration date thereof, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.

“Revolving Commitment Termination Date” means the earliest to occur of (a) December 22, 2021; (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.11(b); and (c) the date of the termination of the Revolving Commitments pursuant to Section 9.2.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Obligations and Swingline Loans at such time.

“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit 2.5-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Obligations” means the Revolving Loans, the Letter of Credit Obligations and the Swingline Loans.

“Sale and Leaseback Transaction” means, with respect to Holdings or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby Holdings or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means (a) a country, territory or a government of a country or territory, (b) an agency of the government of a country or territory, or (c) an organization directly or indirectly owned or controlled by a country, territory or its government, that is subject to Sanctions.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals” or any other Sanctions related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, (e) Her Majesty’s Treasury of the United Kingdom or (f) any other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., together with its successors.

“Secured Party Designation Notice” means a notice in the form of Exhibit 1.1 (or other writing in form and substance satisfactory to the Administrative Agent) from a Qualifying Swap Provider or a Qualifying Treasury Management Bank to the Administrative Agent that it holds Obligations entitled to share in the guaranties and collateral interests provided herein in respect of a Secured Swap Agreement or Secured Treasury Management Agreement, as appropriate.

“Secured Swap Agreement” means any Swap Agreement between any of Holdings and its Subsidiaries, on the one hand, and a Qualifying Swap Provider, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Swap Agreement shall be subject to the provisions of Sections 9.3 and 10.10.

“Secured Swap Obligations” means all obligations owing to a Qualifying Swap Provider in connection with any Secured Swap Agreement including any and all cancellations, buy backs, reversals, terminations or assignments of any Secured Swap Agreement, any and all renewals, extensions and modifications of any Secured Swap Agreement and any and all substitutions for any Secured Swap Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any of Holdings and its Subsidiaries, on the one hand, and a Qualifying Treasury Management Bank, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Treasury Management Agreement shall be subject to the provisions of Sections 9.3 and 10.10.

“Secured Treasury Management Obligations” means all obligations owing to a Qualifying Treasury Management Bank under a Secured Treasury Management Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement (e.g., stock appreciation rights), options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by Holdings or any of its Subsidiaries pursuant to which Holdings or such Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock issued by Holdings on December 30, 2015.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Credit Party” means, any Credit Party that is, at the time on which the Guaranty (or grant of security interest, as applicable) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 4.8.

“Standard Conditions” means with respect to any transaction: (a) no Default shall have occurred and be continuing or would result from such transaction; and (b) the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate demonstrating that after giving effect to such transaction on a Pro Forma Basis (i) the Credit Parties would be in compliance with the Financial Covenants recomputed as of the end of the period of the four Fiscal Quarters most recently ended for which Holdings has delivered financial statements pursuant to Section 7.1(a) or (b), and (ii) the Consolidated Leverage Ratio recomputed as of the end of the period of the four Fiscal Quarters most recently ended for which Holdings has delivered financial statements pursuant to Section 7.1(a) or (b) would be 0.25 less than the maximum Consolidated Leverage Ratio permitted under Section 8.7(a) as of the end of the period of the four Fiscal Quarters most recently ended for which Holdings has delivered financial statements pursuant to Section 7.1(a) or (b); provided, that, to the extent any transaction is consummated prior to the date a Compliance Certificate is required to be delivered pursuant to Section 7.1(c) for the Fiscal Quarter ending March 31, 2017, the Financial Covenants and the Consolidated Leverage Ratio levels referred to above shall be deemed to be a reference to the levels required by Section 8.7 for the fiscal quarter ending March 31, 2017.

“Subordinated Debt” means (a) Permitted Subordinated Holdings Debt and (b) any other Indebtedness of Holdings or any of its Subsidiaries that by its terms is expressly subordinated in right of payment to the prior payment of the Obligations under this Agreement on terms and conditions, and evidenced by documentation, reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the Voting Stock is at the time owned or controlled, directly or indirectly, by that Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of Holdings.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Provider” means any Person that is a party to a Swap Agreement with any of Holdings or its Subsidiaries.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Lender” means Regions Bank in its capacity as Swingline Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swingline Loan” means a Loan made by the Swingline Lender to the Borrower pursuant to Section 2.2.

“Swingline Note” means a promissory note in the form of Exhibit 2.5-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Rate” means the Base Rate plus the Applicable Margin applicable to Base Rate Loans (or with respect to any Swingline Loan advanced pursuant to an Auto Borrow Agreement, such other rate as separately agreed in writing between the Borrower and the Swingline Lender).

“Swingline Sublimit” means, at any time of determination, the lesser of (a) TEN MILLION DOLLARS ($10,000,000) and (b) the aggregate unused amount of Revolving Commitments then in effect.

“Synthetic Lease” means a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the Term Loan A and any additional term loan established under Section 2.1(d)(iii).

“Term Loan A” means as defined in Section 2.1(b).

“Term Loan A Commitment” means, for each Lender, the commitment of such Lender to make a portion of the Term Loan A hereunder. The Term Loan A Commitment of each Lender as of the Closing Date is set forth on Appendix A. The aggregate principal amount of the Term Loan A Commitments of all of the Lenders as in effect on the Closing Date is SEVENTY-FIVE MILLION DOLLARS ($75,000,000).

“Term Loan A Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), (a) the numerator of which is the outstanding principal amount of such Lender’s portion of the Term Loan A, and (b) the denominator of which is the aggregate outstanding principal amount of the Term Loan A. The initial Term Loan A Commitment Percentage of each Lender as of the Closing Date is set forth on Appendix A.

“Term Loan A Maturity Date” means December 22, 2021.

“Term Loan A Note” means a promissory note in the form of Exhibit 2.5-3, as it may be amended, supplemented or otherwise modified from time to time.

“Term Loan Commitments” means (a) for each Lender, such Lender’s Term Loan A Commitment and (b) for each Lender providing an additional Term Loan pursuant to Section 2.1(d)(iii), the commitment of such Lender to make such additional Term Loan as set forth in the document(s) executed by the Borrower establishing such additional Term Loan.

“Term Loan Commitment Percentage” means, for each Lender providing a portion of a Term Loan, a fraction (expressed as a percentage carried to the ninth decimal place), (a) the numerator of which is the outstanding principal amount of such Lender’s portion of such Term Loan, and (b) the denominator of which is the aggregate outstanding principal amount of such Term Loan.

“Term Loan Notes” means the Term Loan A Note and any other promissory notes given to evidence Term Loans hereunder.

“Title Policy” means as defined in Section 7.10(b)(iii).

“Total Credit Exposure” means, as to any Lender at any time, the Outstanding Amount of the Term Loans of such Lender at such time and the unused Revolving Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swingline Loans and all Letter of Credit Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Treasury Management Bank” means any Person that is a party to a Treasury Management Agreement with any of Holdings or its Subsidiaries.

“Type of Loan” means a Base Rate Loan or a LIBOR Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of New York (or any other applicable jurisdiction, as the context may require).

“United States” or “U.S.” means the United States of America.

“Unrestricted Cash Equity Account” means a Deposit Account or Securities Account (as defined in the UCC) of Holdings that has been established for the sole purpose of holding cash and Cash Equivalents that are the proceeds of any issuance by Holdings of Permitted Equity Interests after the Closing Date; provided that (i) such account has been designated as such, in writing, by Holdings to the Administrative Agent, (ii) no funds other than cash and Cash Equivalents that are the proceeds of the issuances of such Permitted Equity Interests are maintained or deposited in such account and (iii) such account is either an Approved Deposit Account or a Securities Account subject to a securities account control agreement in form and substance reasonably satisfactory to the Collateral Agent, as applicable.

“U.S. Person” means any Person that is a “United States person” as defined in Section

7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” means as defined in Section 3.3(f).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means, with respect to any Person, any other Person all of the Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person directly and/or through other wholly-owned Subsidiaries of such Person.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Accounting Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to clauses (a), (b), (c) and (d) of Section 7.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial covenant or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then the Lenders and Borrower shall negotiate in good faith to amend such financial covenant, requirement or applicable defined terms to preserve the original intent thereof in light of such change to GAAP, provided that, until so amended (i) such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to clauses (a), and (b) of Section 7.1 as to which no such objection has been made and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements of Holdings for the

Fiscal Year ending December 31, 2015 for purposes of calculating any financial covenant or requirement set forth in any Credit Documentation, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(b) Notwithstanding the above, the parties hereto acknowledge and agree that any calculations of a financial covenant in any Credit Document, including for purposes of determining the Applicable Margin, shall be made on a Pro Forma Basis.

(c) Notwithstanding the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Holdings and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Section 1.3 Rules of Interpretation.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision hereof or thereof, (iv) all references in a Credit Document to Sections, Exhibits, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Appendices and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any references to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) The terms lease and license shall include sub-lease and sub-license.

(c) All terms not specifically defined herein or by GAAP, which terms are defined in the UCC, shall have the meanings assigned to them in the UCC of the relevant jurisdiction, with the term “instrument” being that defined under Article 9 of the UCC of such jurisdiction.

(d) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e) To the extent that any of the representations and warranties contained in Section 6 under this Agreement or in any of the other Credit Documents is qualified by “Material Adverse Effect”, the qualifier “in all material respects” contained in Section 5.2(c) and the qualifier “in any material respect” contained in Section 9.1(d) shall not apply.

(f) Whenever the phrase “to the knowledge of” or words of similar import relating to the knowledge of a Person are used herein or in any other Credit Document, such phrase shall mean and refer to the actual knowledge of the Authorized Officers of such Person.

(g) This Agreement and the other Credit Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Credit Parties, and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Credit Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

(h) Unless otherwise indicated, all references to a specific time shall be construed to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts and “$” shall mean Dollars.

(i) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any permanent reduction in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 2 LOANS AND LETTERS OF CREDIT

Section 2.1 Revolving Loans and Term Loan A.

(a) Revolving Loans. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to the Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed without premium or penalty (subject to Section 3.1(c)) during the Revolving Commitment Period. The Revolving Loans may consist of Base Rate Loans, Adjusted LIBOR Rate Loans, or a combination thereof, as the Borrower may request. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Term Loan A. Subject to the terms and conditions set forth herein, the Lenders will make advances of their respective Term Loan A Commitment Percentages of a term loan (the “Term Loan A”) in an amount not to exceed the Term Loan A Commitment, which Term Loan A will be disbursed to the Borrower in Dollars in a single advance on the Closing Date. The Term Loan A may consist of Base Rate Loans, Adjusted LIBOR Rate Loans, or a combination thereof, as the Borrower may request. Amounts repaid on the Term Loan A may not be reborrowed.

(c) Mechanics for Revolving Loans and Term Loans.

(i) All Term Loans and, except pursuant to Section 2.2(b)(iii), all Revolving Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Whenever the Borrower desires that the Lenders make a Term Loan or a Revolving Loan, the Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than (x) 1:00 p.m. at least three (3) Business Days in advance of the proposed Credit Date in the case of an Adjusted LIBOR Rate Loan and (y) 1:00 p.m. at least one (1) Business Day in advance of the proposed Credit Date in the case of a Loan that is a Base Rate Loan. Except as otherwise provided herein, any Funding Notice for any Loans that are Adjusted LIBOR Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of each Revolving Loan or Term Loan, together with the amount of each Lender’s Revolving Commitment Percentage or Term Loan Commitment Percentage thereof, respectively, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 1:00 p.m.) not later than 4:00 p.m. on the same day as the Administrative Agent’s receipt of such notice from the Borrower.

(iv) Each Lender shall make its Revolving Commitment Percentage of the requested Revolving Loan or its Term Loan Commitment Percentage of the requested Term Loan available to the Administrative Agent not later than 11:00 a.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Credit Extension available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all Loans received by the Administrative Agent in connection with the Credit Extension from the Lenders to be credited to the account of the Borrower at the Administrative Agent’s Principal Office or such other account as may be designated in writing to the Administrative Agent by the Borrower.

(d) Increase in Revolving Commitments and Establishment of Additional Term Loans. The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent, increase the Revolving Commitments (but not the Letter of Credit Sublimit or the Swingline Sublimit) and/or establish one or more additional Term Loans (each such increase in the Revolving Commitments or establishment of an additional Term Loan an “Incremental Facility” and collectively, “Incremental Facilities”) subject to the following:

(i) with respect to any such Incremental Facility:

(A) the aggregate principal amount of all Incremental Facilities shall not exceed FIFTY MILLION DOLLARS ($50,000,000);

(B) any such Incremental Facility shall be in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or in such lesser amounts as the Administrative Agent may approve in its sole discretion);

(C) the Standard Conditions are satisfied;

(D) (1) the representations and warranties contained in Section 6 and the other Credit Documents are true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality in which case such representation and warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.1(d), the representations and warranties contained in Section 6.7 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 7.1;

(E) no existing Lender shall be under any obligation to provide a commitment to any Incremental Facility and any such decision whether to provide a commitment to an Incremental Facility shall be in such Lender’s sole and absolute discretion;

(F) any Person providing a commitment to an Incremental Facility shall be a Lender or qualify as an Eligible Assignee and shall have executed a commitment agreement or joinder reasonably satisfactory to the Administrative Agent;

(G) any such Incremental Facility shall be subject to receipt by the Administrative Agent of:

(1) a certificate of the Borrower and each Guarantor dated as of the date of such Incremental Facility signed by an Authorized Officer of the Borrower or such Guarantor certifying and attaching the resolutions adopted by the Borrower and each Guarantor approving or consenting to such Incremental Facility;

(2) a certificate of the Borrower dated as of the date of such Incremental Facility signed by an Authorized Officer of the Borrower certifying that the conditions in clauses (C) and (D) above are satisfied as of such date specified therein;

(3) such amendments to the Collateral Documents as the Administrative Agent may reasonably request to cause the Collateral Documents to secure the Obligations after giving effect to such Incremental Facility; and

(4) customary opinions of legal counsel to the Credit Parties, addressed to the Administrative Agent and each Lender (including each Person providing a commitment to such Incremental Facility), dated as of the effective date of such Incremental Facility;

(ii) in the case of an Incremental Facility that is an increase in the Revolving Commitments:

(A) such Incremental Facility shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Commitments; and

(B) on the effective date of such Incremental Facility, the Borrower shall (x) request a Borrowing to be funded solely by the Lenders party to such Incremental Facility, and (y) use the proceeds thereof solely to prepay any Revolving Loans owing under this Agreement on the date of any such increase in the Revolving Commitments to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitments arising from any nonratable increase in the Revolving Commitments under this Section.

(iii) in the case of an Incremental Facility that is an additional Term Loan:

(A) the maturity date for any additional Term Loan shall be as set forth in the commitment or joinder agreement executed by the Borrower in connection therewith, provided that such date shall not be earlier than the Term Loan A Maturity Date or the maturity date of any other then existing Term Loan;

(B) the scheduled principal amortization payments under any additional Term Loan shall be as set forth in the commitment or joinder agreement executed by the Borrower in connection therewith; provided that the Weighted Average Life to Maturity of any such additional Term Loan shall not be less than the Weighted Average Life to Maturity of the Term Loan A and any other then existing Term Loan;

(C) if the All-In Yield on such Incremental Facility exceeds the All-In Yield on the Revolving Commitments or any outstanding Term Loan by more than 50 basis points (0.50%) per annum, then the Applicable Margin payable by the Borrower with respect to the Revolving Commitments and such outstanding Term Loan shall on the effective date of such Incremental Facility be increased to the extent necessary to cause the All-In Yield on the Revolving Commitments or such outstanding Term Loan to be 50 basis points (0.50%) less than the All-In Yield on such Incremental Facility;

(D) such Incremental Facility shall share ratably in any mandatory prepayments of any other Term Loan (or otherwise provide for more favorable prepayment treatment for the then outstanding Term Loans) and shall have ratable voting rights as the other Term Loans (or otherwise provide for more favorable voting rights for the then outstanding Term Loans); and

(E) subject to the foregoing clauses, the other terms of such Incremental Facility (including interest rate, interest rate margins, interest rate floors, fees, original issue discount, call protection or prepayment penalty, amortization and final maturity date) shall be as agreed by the Borrower and the Persons providing such Incremental Facility and reasonably approved by the Administrative Agent; provided that such terms and conditions shall not be more restrictive than the terms and conditions applicable to any outstanding Term Loan unless (x) the Lenders under any such outstanding Term Loan also receive the benefit of such more restrictive terms or (y) any such provisions apply only after the maturity date of such outstanding Term Loan.

Any Incremental Facility and credit extensions thereunder shall constitute Commitments and Credit Extensions under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents.

The Lenders hereby authorize the Administrative Agent to enter into, and the Lenders agree that this Agreement and the other Credit Documents shall be amended by an agreement in writing entered into by the Borrower, the Guarantors, the Administrative Agent and each Person (including any existing Lender) that agrees to provide a portion of such Incremental Facility (each, an “Incremental Facility Amendment”), to the extent the Administrative Agent deems necessary in order to establish the applicable Incremental Facility and to effect such other changes agreed by the Borrower and the Persons providing such Incremental Facility and approved by the Administrative Agent; provided, however, that the Incremental Facility Amendment shall not affect any change described in Section 11.4(b) or (c) without the consent of each Person required to consent to such change under such clause (it being agreed, however, that any Incremental Facility will not, of itself, be deemed to effect any of the changes described in Section 11.4(b) or (c) and that modifications to the definitions of “Commitments”, “Term Loan Commitments”, “Loans” and “Required Lenders” or other provisions relating to voting provisions to provide the Persons providing the applicable Incremental Facility with the benefit of such provisions will not, by themselves, be deemed to effect any of the changes described in Section 11.4(b) or (c)).

Section 2.2 Swingline Loans.

(a) Swingline Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower in the aggregate amount up to but not exceeding the Swingline Sublimit; provided, that after giving effect to the making of any Swingline Loan, in no event shall (i) the Total Revolving Outstandings exceed the Aggregate Revolving Commitments and (ii) the Revolving Credit Exposure of any Lender exceed such Lender’s Revolving Commitment. Amounts borrowed pursuant to this Section 2.2 may be repaid and reborrowed during the Revolving Commitment Period. The Swingline Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swingline Loans and all other amounts owed hereunder with respect to the Swingline Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Swingline Loans.

(i) Subject to clause (vi) below, whenever the Borrower desires that the Swingline Lender make a Swingline Loan, the Borrower shall deliver to the Administrative Agent a Funding Notice no later than 11:00 a.m. on the proposed Credit Date.

(ii) The Swingline Lender shall make the amount of its Swingline Loan available to the Administrative Agent not later than 3:00 p.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swingline Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swingline Loans received by the Administrative Agent from the Swingline Lender to be credited to the account of the Borrower at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

(iii) With respect to any Swingline Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.11, the Swingline Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower), no later than 11:00 a.m. on the day of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Credit Date in an amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given which the Swingline Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swingline Lender shall be immediately delivered by the Administrative Agent to the Swingline Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swingline Loans and (2) on the day such Revolving Loans are made, the Swingline Lender’s Revolving Commitment Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swingline Lender to the Borrower, and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans and shall no longer be due under the Swingline Note of the Swingline Lender but shall instead constitute part of the Swingline Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Revolving Loan Note issued by the Borrower to the Swingline Lender. The Borrower hereby authorizes the Administrative Agent and the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent and the Swingline Lender (up to the amount available in each such account) in order to immediately pay the Swingline Lender the amount of the Refunded Swingline Loans to the extent the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swingline Lender, are insufficient to repay in full the Refunded Swingline Loans. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.14.

(iv) If for any reason Revolving Loans are not made pursuant to Section 2.2(b)(iii) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third Business Day after demand for payment thereof by the Swingline Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swingline Loans, and in an amount equal to its Revolving Commitment Percentage of the applicable unpaid amount together with accrued interest thereon; provided that any such participation purchased by a Lender shall be limited to an amount that would not cause the Revolving Credit Exposure of such Lender (after giving effect to such participation) to exceed such Lender’s Revolving Commitment. On the Business Day that notice is provided by the Swingline Lender (or by the 11:00 a.m. on the following Business Day if such notice is provided after 2:00 p.m.), each Lender holding a Revolving Commitment shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swingline Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to the Swingline Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swingline Lender the amount of such Lender’s participation as provided in this paragraph, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Swingline Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(v) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to clause (iii) above and each Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swingline Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 5.2 to the making of the applicable Refunded Swingline Loans or other unpaid Swingline Loans were not satisfied at the time such Refunded Swingline Loans or other unpaid Swingline Loans were made; and (2) the Swingline Lender shall not be obligated to make any Swingline Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 5.2 to the making of such Swingline Loan have been satisfied or waived by the Required Lenders or (C) at a time when a Defaulting Lender exists, unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s participation in such Swingline Loan, including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Swingline Loans in a manner reasonably satisfactory to the Swingline Lender and the Administrative Agent.

(vi) In order to facilitate the borrowing of Swingline Loans, the Borrower and the Swingline Lender may mutually agree to, and are hereby authorized to, enter into an auto borrow agreement in form and substance satisfactory to the Swingline Lender and the Administrative Agent (the “Auto Borrow Agreement”) providing for the automatic advance by the Swingline Lender of Swingline Loans under the conditions set forth in the Auto Borrow Agreement, subject to the conditions set forth herein. At any time an Auto Borrow Agreement is in effect, advances under the Auto Borrow Agreement shall be deemed Swingline Loans for all purposes hereof, except that Borrowings of Swingline Loans under the Auto Borrow Agreement shall be made in accordance with the Auto Borrow Agreement. For purposes of determining the Total Revolving Outstandings at any time during which an Auto Borrow Agreement is in effect, the Outstanding Amount of all Swingline Loans shall be deemed to be the sum of the Outstanding Amount of Swingline Loans at such time plus the maximum amount available to be borrowed under such Auto Borrow Agreement at such time.

Section 2.3 Issuances of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit for the account of Holdings or any of its Subsidiaries in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the Issuing Bank; (iii) after giving effect to such issuance, in no event shall (x) the Total Revolving Outstandings exceed the Aggregate Revolving Commitments, (y) the Revolving Credit Exposure of any Lender exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of Letter of Credit Obligations exceed the Letter of Credit Sublimit; and (iv) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) seven (7) days prior to the Revolving Commitment Termination Date, and (2) the date which is one (1) year from the date of issuance of such standby Letter of Credit. Subject to the foregoing (other than clause (iv)) the Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one (1) year each, unless the Issuing Bank elects not to extend for any such additional period; provided, no Issuing Bank shall extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time the Issuing Bank must elect to allow such extension; provided, further, in the event that any Lender is at such time a Defaulting Lender, unless the Issuing Bank has entered into arrangements satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Bank’s Fronting Exposure with respect to such Lender (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the Outstanding Amount of the Letter of Credit Obligations in a manner reasonably satisfactory to Agents, the Issuing Bank shall not be obligated to issue or extend any Letter of Credit hereunder. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(b) Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Administrative Agent an Issuance Notice no later than 1:00 p.m. at least three (3) Business Days or such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 5.2, an Issuing Bank shall issue the requested Letter of Credit only in accordance with the Issuing Bank’s standard operating procedures (including, without limitation, the delivery by the Borrower of such executed documents and information pertaining to such requested Letter of Credit, including any Issuer Documents, as the Issuing Bank or the Administrative Agent may require). Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent and each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.3(e).

(c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Bank shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to any Credit Party. Notwithstanding anything to the contrary contained in this Section 2.3(c), the Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order.

(d) Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event an Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 11:00 a.m. on the date such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting the Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 5.2, the Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.3(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.3(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Revolving Commitment Percentage (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder; provided that any such participation purchased by a Lender shall be limited to an amount that would not cause the Revolving Credit Exposure of such Lender (after giving effect to such participation) to exceed such Lender’s Revolving Commitment. In the event that the Borrower shall fail for any reason to reimburse an Issuing Bank as provided in Section 2.3(d), the Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Revolving Commitment Percentage. Each Lender shall make available to the Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 p.m. on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Lender fails to make available to the Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order. In the event an Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Lenders pursuant to Section 2.3(d) and the obligations of the Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense (other than that such drawing has been repaid) or other right which Holdings or any Subsidiary or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, a Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Holdings or any of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any

Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, or financial condition of Holdings or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Bank under the circumstances in question, as determined by a court of competent jurisdiction in a final, non-appealable order.

(g) Indemnification. Without duplication of any obligation of the Credit Parties under Section 11.2, in addition to amounts payable as provided herein, each of the Credit Parties hereby agrees, on a joint and several basis, to protect, indemnify, pay and save harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable out-of-pocket fees, expenses and disbursements of counsel) which each Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order, or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of Holdings, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 2.4 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective pro rata shares of the Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment or any Term Loan Commitment, or the portion of the aggregate outstanding principal amount of the Revolving Loans or the Term Loans, of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1(c) or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.1(c) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, plus, in either case, any administrative, processing or similar fees customarily charged by the Administrative Agent in connection therewith. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or each Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Notices given by the Administrative Agent under this subsection (b) shall be conclusive absent manifest error.

Section 2.5 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower and each other Credit Party to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrower’s obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern in the absence of demonstrable error therein.

(b) Notes. The Borrower shall execute and deliver to each (i) Lender on the Closing Date, (ii) Person who is a permitted assignee of such Lender pursuant to Section 11.5 and (iii) Person who becomes a Lender in accordance with Section 2.1(d), in each case to the extent requested by such Person, a Note or Notes to evidence such Person’s portion of the Revolving Loans, Swingline Loans or Term Loans, as applicable.

Section 2.6 Scheduled Principal Payments.

(a) Revolving Loans. The principal amount of Revolving Loans is due and payable in full on the Revolving Commitment Termination Date.

(b) Swingline Loans. The principal amount of the Swingline Loans is due and payable in full on the earlier to occur of (i) the date of demand by the Swingline Lender and (ii) the Revolving Commitment Termination Date.

(c) Term Loan A. The principal amount of the Term Loan A shall be repaid in installments on the date and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.11), unless accelerated sooner pursuant to Section 9:

Payment Dates	Principal Amortization Payment
March 31, 2017	$937,500
June 30, 2017	$937,500
September 30, 2017	$937,500
December 31, 2017	$937,500
March 31, 2018	$937,500
June 30, 2018	$937,500
September 30, 2018	$937,500
December 31, 2018	$937,500
March 31, 2019	$1,406,250
June 30, 2019	$1,406,250
September 30, 2019	$1,406,250
December 31, 2019	$1,406,250
March 31, 2020	$1,406,250
June 30, 2020	$1,406,250
September 30, 2020	$1,406,250
December 31, 2020	$1,406,250
March 31, 2021	$1,875,000
June 30, 2021	$1,875,000
September 30, 2021	$1,875,000
Term Loan A Maturity Date	Outstanding Principal Balance of Term Loan

(d) Additional Term Loans. The principal amount of any Term Loan established after the Closing Date pursuant to Section 2.1(d)(iii) shall be repaid in installments on the date and in the amounts set forth in the documents executed and delivered by the Borrower pursuant to which such additional Term Loan is established.

Section 2.7 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Revolving Loans or the Term Loan A:

(A) if a Base Rate Loan (including a Base Rate Loan referencing the LIBOR Index Rate), the Base Rate plus the Applicable Margin; or

(B) if an Adjusted LIBOR Rate Loan, the Adjusted LIBOR Rate plus the Applicable Margin; and

(ii) in the case of Swingline Loans, at the Swingline Rate (or with respect to any Swingline Loan advanced pursuant to an Auto Borrow Agreement, such other rate as separately agreed in writing between the Borrower and the Swingline Lender);

(iii) in the case of any Term Loan established pursuant to Section 2.1(d)(iii), at the percentages per annum specified in the lender joinder agreement(s) and/or the commitment agreement(s) whereby such Term Loan is established.

(b) The basis for determining the rate of interest with respect to any Loan (except a Swingline Loan, which may only be made and maintained at the Swingline Rate (unless and until converted into a Revolving Loan pursuant to the terms and conditions hereof)), and the Interest Period with respect to any Adjusted LIBOR Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day (i) if such Loan is an Adjusted LIBOR Rate Loan, such Loan shall become a Base Rate Loan and (ii) if such Loan is a Base Rate Loan, such Loan shall remain a Base Rate Loan.

(c) In connection with Adjusted LIBOR Rate Loans, there shall be no more than eight (8) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or an Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (i) if outstanding as an Adjusted LIBOR Rate Loan, will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan, and (ii) if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan. In the event the Borrower fails to specify an Interest Period for any Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. on each Interest Rate

Determination Date and each Index Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to each of the LIBOR Loans for which an interest rate is then being determined (and for the applicable Interest Period in the case of Adjusted LIBOR Rate Loans) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d) Interest payable pursuant to this Section 2.7 shall be computed on the basis of (i) for interest at the Base Rate (including Base Rate Loans determined by reference to the LIBOR Index Rate), year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and (ii) for all other computations of fees and interest, a year of three hundred sixty (360) days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from an Adjusted LIBOR Rate Loan, the date of conversion of such Adjusted LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to an Adjusted LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such Adjusted LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(e) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code or other Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This subsection (e) shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under any other provision of this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations.

(f) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan (other than a voluntary prepayment of a Revolving Loan or Term Loan which interest shall be payable in accordance with clause (i) above), to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(g) The Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit issued by the Issuing Bank, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is the lesser of (y) two percent (2%) per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (z) the Highest Lawful Rate.

(h) Interest payable pursuant to Section 2.7(g) shall be computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.7(g), the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

Section 2.8 Conversion/Continuation.

(a) So long as no Default or Event of Default shall have occurred and then be continuing or would result therefrom, the Borrower shall have the option:

(i) to convert at any time all or any part of any Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, an Adjusted LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such Adjusted LIBOR Rate Loan unless the Borrower shall pay all amounts due under Section 3.1(c) in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Adjusted LIBOR Rate Loan, to continue all or any portion of such Loan as an Adjusted LIBOR Rate Loan.

(b) The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 1:00 p.m. at least three (3) Business Days in advance of the proposed Conversion/Continuation Date. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Adjusted LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.9 Default Rate of Interest.

(a) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(b) If any amount (other than principal of any Loan) payable by the Borrower under any Credit Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then at the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(c) During the continuance of an Event of Default under Section 9.1(f) or Section 9.1(g), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(d) During the continuance of an Event of Default other than an Event of Default under Section 9.1(f) or Section 9.1(g), the Borrower shall, at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(c) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) In the case of any Adjusted LIBOR Rate Loan, upon the expiration of the Interest Period in effect at the time the Default Rate of interest is effective, each such Adjusted LIBOR Rate Loan shall thereupon become a Base Rate Loan and shall thereafter bear interest at the Default Rate then in effect for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.10 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Margin of the actual daily amount by which the Aggregate Revolving Commitments exceeds the Total Revolving Outstandings, subject to adjustments as provided in Section 2.16. The Commitment Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 5 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date; provided that (1) no Commitment Fee shall accrue on any of the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. For purposes hereof, Swingline Loans shall not be counted toward or be considered as usage of the Aggregate Revolving Commitments.

(b) Letter of Credit Fees.

(i) Standby Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Margin multiplied by the daily maximum amount available to be drawn under such Letter of Credit (collectively, the “Letter of Credit Fees”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(i). The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date thereof and thereafter on demand; provided that (1) no Letter of Credit Fees shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Letter of Credit Fees accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. If there is any change in the Applicable Margin during any quarter, the daily maximum amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default under Sections 9.1(f) and (g), all Letter of Credit Fees shall accrue at the Default Rate, and during the continuance of an Event of Default other than an Event of Default under Sections 9.1(f) or (g), then upon the request of the Required Lenders, all Letter of Credit Fees shall accrue at the Default Rate.

(ii) Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrower shall pay directly to each Issuing Bank for its own account a fronting fee with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on its expiration date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(i). In addition, the Borrower shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c) Other Fees. The Borrower shall pay to Regions Capital Markets, a division of Regions Bank, and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except to the extent set forth in the Fee Letter.

Section 2.11 Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time, the Loans may be repaid in whole or in part without premium or penalty (subject to Section 3.1):

(A) with respect to Base Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate), the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount;

(B) with respect to Adjusted LIBOR Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 3.1(c)) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; and

(C) with respect to Swingline Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in any amount;

(ii) All such prepayments shall be made:

(A) upon written or telephonic notice on the date of prepayment in the case of Base Rate Loans or Swingline Loans; and

(B) upon not less than three (3) Business Days’ prior written or telephonic notice in the case of Adjusted LIBOR Rate Loans;

in each case given to the Administrative Agent, or the Swingline Lender, as the case may be, by 11:00 a.m. on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(b) Voluntary Commitment Reductions.

(i) The Borrower may, from time to time upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part (i) the Revolving Commitments (ratably among the Lenders in accordance with their respective commitment percentage thereof); provided, (A) any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, (B) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Total Revolving Outstandings exceed the Aggregate Revolving Commitments and (C) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit exceed the amount of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit, as applicable, shall be automatically reduced by the amount of such excess.

(ii) The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving Commitments of each Lender proportionately to its Revolving Commitment Percentage thereof.

(c) Mandatory Prepayments.

(i) Revolving Commitments. If at any time the Total Revolving Outstandings shall exceed the Aggregate Revolving Commitments, immediate prepayment will be made on or in respect of Revolving Loans and/or Swingline Loans and/or Cash Collateralize the Letter of Credit Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the Letter of Credit Obligations pursuant to this Section 2.11(c)(i) unless, after the prepayment in full of the Revolving Loans and Swingline Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii) Asset Sales and Involuntary Dispositions. Prepayment will be made on the Obligations on the Business Day following receipt of Net Cash Proceeds in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Asset Sale or Involuntary Disposition by Holdings or any of its Subsidiaries that are not reinvested in property that is useful in the business of the Borrower and its Subsidiaries within 180 days of such Asset Sale or Involuntary Disposition; provided that if, prior to the expiration of such 180 day period, the Borrower, directly or through one or more of the Subsidiaries of Holdings that is a Credit Party, shall have entered into a binding agreement providing for such investment on or prior to the expiration of an additional 90 day period, such 180 day period shall be extended to the date provided for such investment in such binding agreement (it being understood that, in each case, such prepayment shall be due immediately upon the expiration of such reinvestment period to the extent not reinvested).

(iii) Debt Transactions. Prepayment will be made on the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from any Debt Transactions on the Business Day following receipt thereof.

(iv) Excess Cash Flow. Prepayment will be made on the Obligations no less than five (5) Business Days following delivery of each annual Compliance Certificate delivered under Section 7.1(c), commencing with the Fiscal Year ending December 31, 2017, in an amount equal to the difference of (x) fifty percent (50%) of Consolidated Excess Cash Flow for the immediately preceding Fiscal Year minus (y) optional prepayments of Term Loans minus (z) optional prepayments of Revolving Loans for which there has been a permanent reduction of Revolving Commitments pursuant to Section 2.11(b) in the amount of such optional prepayment of Revolving Loans; provided that no such payment shall be required under this clause (iv) in respect of a Fiscal Year, if the Consolidated Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 2.75:1.0.

(v) Equity Cure Proceeds. Prepayment will be made on the Obligations in an aggregate amount equal to 100% of the Cure Amount immediately upon the receipt by Holdings of cash proceeds from the issuance of any Permitted Equity Interests made pursuant to the exercise of a Cure Right.

Section 2.12 Application of Prepayments. Within each Loan, prepayments will be applied first to Base Rate Loans, then to LIBOR Loans in direct order of Interest Period maturities. In addition:

(a) Voluntary Prepayments. Voluntary prepayments will be applied as specified by the Borrower; provided that in the case of prepayments on the Term Loans, (i) the prepayment will be applied ratably to the Term Loans then outstanding and (ii) with respect to each Term Loan then outstanding, the prepayments will be applied to remaining principal installments thereunder on a pro rata basis.

(b) Mandatory Prepayments. Mandatory prepayments will be applied as follows:

(i) Mandatory prepayments in respect of the Revolving Commitments under Section 2.11(c)(i) above shall be applied to the respective Revolving Obligations as appropriate but without a permanent reduction thereof.

(ii) Mandatory prepayments in respect of Asset Sales and Involuntary Dispositions under Section 2.11(c)(ii) above, Debt Transactions under Section 2.11(c)(iii), Consolidated Excess Cash Flow under Section 2.11(c)(iv) and Equity Cure Proceeds under Section 2.11(c)(v), shall be applied as follows: first, ratably to the Term Loans, until paid in full, and then to the Revolving Obligations without a permanent reduction thereof. Mandatory prepayments with respect to each of the Term Loans will be applied to remaining principal installments thereunder on a pro rata basis.

(c) Prepayments on the Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be applied as provided in Section 2.16(a)(ii) hereof).

Section 2.13 General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations hereunder or under any other Credit Document shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition. If any such payment is not made when due, the Administrative Agent shall, and the Borrower hereby authorizes the Administrative Agent to, debit a deposit account of Holdings or any of its Subsidiaries held with the Administrative Agent or any of its Affiliates and designated for such purpose by Holdings or such Subsidiary in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or under any other Credit Document (subject to sufficient funds being available in its accounts for that purpose).

(b) Payments hereunder and under any other Credit Document shall be delivered to the Administrative Agent, for the account of the Lenders, not later than 2:00 p.m. on the date due at the Principal Office of the Administrative Agent or via wire transfer of immediately available funds to an account designated by the Administrative Agent (or at such other location as may be designated in writing by the Administrative Agent from time to time); for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day.

(c) All payments in respect of the principal amount of any Loan (other than voluntary repayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(d) The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable pro rata share of all payments and prepayments of principal and interest due to such Lender hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(e) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its pro rata share of any Adjusted LIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(f) Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment Fee hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder.

Section 2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any amounts applied by the Swingline Lender to outstanding Swingline Loans, (C) any amounts applied to Letter of Credit Obligations by the Issuing Bank or Swingline Loans by the Swingline Lender, as appropriate, from Cash Collateral provided under Section 2.15 or Section 2.16, or (D) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations, Swingline Loans or other obligations hereunder to any assignee or participant, other than to Holdings or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each of the Credit Parties consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 2.15 Cash Collateral. At any time that there shall exist a Defaulting Lender, such Defaulting Lender’s Fronting Exposure with respect to any issued Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with Section 2.16(a)(iv). If such reallocation cannot, or can only partially, be effected, the Borrower shall, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) Cash Collateralize the Fronting Exposure with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a perfected first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 9.3) but shall be released upon the cure, termination or waiver of such Default or Event of Default in accordance with the terms of this Agreement, and (y) the Person providing Cash Collateral and the Issuing Bank or Swingline Lender, as applicable, may agree, in its sole discretion, that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.16 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.4(a)(iii).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount (other than fees which any Defaulting Lender is not entitled to receive pursuant to Section 2.16(a)(iii)) received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.3), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with their Revolving Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Such Defaulting Lender shall not be entitled to receive any Commitment Fee, any fees with respect to Letters of Credit (except as provided in clause (b) below) or any other fees hereunder for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C) With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure at such time to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.17 Removal or Replacement of Lenders. If (a) any Lender requests compensation under Section 3.2, (b) any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, (c) any Lender gives notice of an inability to fund LIBOR Loans under Section 3.1(b), (d) any Lender is a Defaulting Lender, (e) any Disqualified Institution becomes a Lender in violation of Section 11.5, or (f) any Lender (a “Non-Consenting Lender”) does not consent (including by way of a failure to respond in writing to a proposed amendment, consent or waiver by the date and time specified by the Administrative Agent) to a proposed amendment, consent, change, waiver, discharge or termination hereunder or with respect to any Credit Document that has been approved by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5), all of its interests, rights (other than its rights under Section 3.2, Section 3.3 and Section 11.2) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.5(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, as applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.1(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.3, such assignment is reasonably expected to result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent, change, waiver, discharge or termination, the successor replacement Lender shall have consented to the proposed amendment, consent, change, waiver, discharge or termination.

Each Lender agrees that in the event it, or its interests in the Loans and obligations hereunder, shall become subject to the replacement and removal provisions of this Section, it will cooperate with the Borrower and the Administrative Agent to give effect to the provisions hereof, including execution and delivery of an Assignment Agreement in connection therewith, but the replacement and removal provisions of this Section shall be effective regardless of whether an Assignment Agreement shall have been given.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.18 MIRE Events. Each of the parties hereto acknowledges and agrees that, if any real property of a Loan Party is subject to a Mortgage, any increase, extension or renewal of any of the Commitments or Loans (including the provision of any Incremental Facility pursuant to Section 2.1 or otherwise, but excluding (a) any continuation or conversion of Loans under Section 2.8, (b) the making of any revolving Loans or Swingline Loans and (c) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon) (i) the prior delivery of all flood hazard determination certifications and, to the extent such property constitutes a Flood Hazard Property, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Flood Hazard Property as required by Applicable Laws and as otherwise reasonably required by the Administrative Agent or any Lender and (ii) the Administrative Agent shall have received written confirmation from each Lender that flood insurance due diligence and flood insurance compliance has been completed by such Lender.

Section 3 YIELD PROTECTION

Section 3.1 Making or Maintaining LIBOR Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date or any Index Rate Determination Date with respect to any LIBOR Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Loans on the basis provided for in the definition of Adjusted LIBOR Rate or LIBOR Index Rate, as applicable, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower and such Loans shall be automatically made or continued as, or converted to, as applicable, Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate.

(b) Illegality or Impracticability of LIBOR Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan without reference to the LIBOR Index Rate component of the Base Rate, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 3.1(a), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 3.1(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Adjusted LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender sustains: (i) if for any reason (other than a default by such Lender) a borrowing of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Adjusted LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including as a result of an assignment in connection with the replacement of a Lender pursuant to Section 2.17; or (iii) if any prepayment of any of its Adjusted LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d) Booking of LIBOR Loans. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Adjusted LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 3.1 and under Section 3.2 shall be made as though such Lender had actually funded each of its relevant Adjusted LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such Adjusted LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided, however, each Lender may fund each of its Adjusted LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.1 and under Section 3.2.

(f) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in paragraph (c) of this Section and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(g) Delay in Requests. The Borrower shall not be required to compensate a Lender pursuant to this Section for any such amounts incurred more than six (6) months prior to the date that such Lender delivers to the Borrower the certificate referenced in Section 3.1(f).

Section 3.2 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate or the LIBOR Index Rate) or the Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Lender, the Issuing Bank or the Swingline Lender (for purposes hereof, may be referred to collectively as “the Lenders” or a “Lender”) determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender hereunder or the Loans made by, or participations in Letters of Credit and Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Bank, as the case may be, delivers to the Borrower the certificate referenced in Section 3.2(c) and notifies the Borrower of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3 Taxes.

(a) Issuing Bank. For purposes of this Section 3.3, the term “Lender” shall include the Issuing Bank and the term “Applicable Law” shall include FATCA.

(b) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Tax Indemnification. (i) The Credit Parties shall jointly and severally indemnify each Recipient and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall severally indemnify the Administrative Agent within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.5(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (ii).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of a return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN-E (or
W-8BEN as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E (or W-8BEN as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.3-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN as applicable); or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-2 or Exhibit 3.3-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any indemnified party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 3.4 Mitigation Obligations; Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or Section 3.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 4 GUARANTY

Section 4.1. The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, the Lenders, the Qualifying Swap Providers, the Qualifying Treasury Management Banks and the other holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Agreements, Treasury Management Agreements or other documents relating to the Obligations, (a) the obligations of each Guarantor under this Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (b) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

Section 4.2 Obligations Unconditional.

The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Swap Agreements or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Swap Agreement between any Credit Party and any Swap Provider, or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Agreements or such Treasury Management Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Swap Agreement between any Credit Party and any Swap Provider or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Agreements or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Swap Agreement between any Credit Party and any Swap Provider or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Agreements or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 4.3 Reinstatement.

The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 4.4 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

Section 4.5 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

Section 4.6 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

Section 4.7 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 4.8 Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of such Specified Credit Party’s obligations under the Guaranty and the Collateral Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.8 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 4, voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.8 shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full and the commitments relating thereto have expired or terminated, or, with respect to any Guarantor, if earlier, such Guarantor is released from its Guaranteed Obligations in accordance with Section 10.10(a). Each Qualified ECP Guarantor intends that this Section 4.8 constitute, and this Section 4.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 5 CONDITIONS PRECEDENT

Section 5.1 Conditions Precedent to Initial Credit Extensions. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Executed Credit Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Credit Documents, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and duly executed by the appropriate parties thereto.

(b) Organizational Documents. Receipt by the Administrative Agent of the following:

(i) Charter Documents. Copies of articles of incorporation, certificate of organization or formation, or other like document for each of the Credit Parties certified as of a recent date by the appropriate Governmental Authority.

(ii) Organizational Documents Certificate. (A) Copies of bylaws, operating agreement, partnership agreement or like document, (B) copies of resolutions approving the transactions contemplated in connection with the financing and authorizing execution and delivery of the Credit Documents, and (C) incumbency certificates, for each of the Credit Parties, in each case certified by an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent.

(iii) Good Standing Certificate. Copies of certificates of good standing, existence or the like of a recent date for each of the Credit Parties from the appropriate Governmental Authority of its jurisdiction of formation or organization.

(c) Closing Certificate. Receipt by the Administrative Agent of a certificate from an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, confirming, among other things, (A) all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower and the other Credit Parties, if any, in connection with this Agreement and the other Credit Documents and the transactions contemplated herein and therein have been obtained and are in full force and effect, (B) no investigation or inquiry by any Governmental Authority regarding this Agreement and the other Credit Documents and the transactions contemplated herein and therein is ongoing, (C) since December 31, 2015, there has been no event or circumstance which could reasonably be expected to have a Material Adverse Effect, (D) the most-recent annual audited financial statements were prepared in accordance with GAAP consistently applied, except as noted therein, and fairly presents in all material respects the financial condition and results from operations of Holdings and its Subsidiaries, (E) Holdings and its Subsidiaries, taken as a whole on a consolidated basis, are Solvent after giving effect to the Closing Date Redemption and the transactions contemplated hereby and the incurrence of Indebtedness related thereto and (F) the conditions set forth in Sections 5.2(c) and (d) have been met as of the Closing Date.

(d) Opinions of Counsel. Receipt by the Administrative Agent of customary opinions of counsel for each of the Credit Parties, including, among other things, opinions regarding the due authorization, execution and delivery of the Credit Documents and the enforceability thereof.

(e) Personal Property Collateral. Receipt by the Collateral Agent of the following:

(i) UCC Financing Statements. Such UCC financing statements necessary or appropriate to perfect the security interests in the personal property collateral, as determined by the Collateral Agent.

(ii) Intellectual Property Filings. Such patent, trademark and copyright notices, filings and recordations necessary or appropriate to perfect the security interests in intellectual property and intellectual property rights, as determined by the Collateral Agent.

(iii) Pledged Equity Interests. Original certificates evidencing any certificated Equity Interests pledged as collateral, together with undated stock transfer powers executed in blank.

(iv) Evidence of Insurance. Certificates of insurance for casualty, liability and any other insurance required by the Credit Documents, identifying the Collateral Agent as lender’s loss payee with respect to the casualty insurance and additional insured with respect to the liability insurance, as appropriate.

(f) Funding Notice; Funds Disbursement Instructions. The Administrative Agent shall have received (a) a duly executed Funding Notice with respect to the Credit Extension to occur on the Closing Date and (b) duly executed disbursement instructions (with wiring instructions and account information) for all disbursements to be made on the Closing Date.

(g) Refinance of Existing Indebtedness. Holdings and its Subsidiaries shall have repaid (or arrangements shall have been made for such repayment in connection with the initial funding on the Closing Date) all outstanding Indebtedness (other than Indebtedness permitted under Section 8.1) (the “Existing Indebtedness”) and terminated all commitments to extend credit with respect to the Existing Indebtedness, and all Liens securing the Existing Indebtedness shall have been released (or arrangements shall have been made for such termination and release in connection with the initial funding on the Closing Date).

(h) Closing Date Redemption. The Closing Date Redemption shall have been consummated substantially concurrently with closing.

(i) Consolidated Funded Debt to Consolidated EBITDA. Receipt by the Administrative Agent of a compliance certificate, with reasonably detailed calculations, demonstrating that, after giving effect to the Closing Date Redemption and the other transactions contemplated herein on a Pro Forma Basis, the ratio of Consolidated Funded Debt to Consolidated EBITDA on the Closing Date recalculated for the period of 12-months ending November 30, 2016, is less than or equal to 3.0:1.0. For purposes of this ratio on the Closing Date, Consolidated EBITDA for the period of 12-months ending November 30, 2016 shall be deemed to be $35,793,098.

(j) Fees and Expenses. The Administrative Agent shall have confirmation that all reasonable out-of-pocket fees and expenses (and all filing and recording fees and taxes) invoiced and required to be paid on or before the Closing Date have been paid, including the reasonable out-of-pocket fees and expenses of counsel for the Administrative Agent.

(k) Patriot Act; Anti-Money Laundering Laws. The provision by the Credit Parties of all documentation and other information that the Administrative Agent or any Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 5.2 Conditions to Each Credit Extension. The obligation of each Lender to fund its Term Loan Commitment Percentage or Revolving Commitment Percentage of any Credit Extension on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 11.4, of the following conditions precedent:

(a) the Administrative Agent shall have received a fully executed and delivered Funding Notice, together with the documentation and certifications required therein with respect to each Credit Extension;

(b) after making the Credit Extension requested on such Credit Date, (i) the aggregate outstanding principal amount of the Revolving Loans shall not exceed the aggregate Revolving Commitments then in effect and (ii) the aggregate outstanding principal amount of the Term Loans shall not exceed the respective Term Loan Commitments then in effect;

(c) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality in which case such representation and warranty shall be true and correct in all respects) on and as of that date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality in which case such representation and warranty shall be true and correct in all respects) as of such earlier date;

(d) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

Any Agent or the Required Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the reasonable good faith judgment of such Agent or Required Lenders, such request is warranted under the circumstances.

Section 6 REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, the Borrower and each other Credit Party represents and warrants to each Agent and Lender on the Closing Date and on each Credit Date as follows:

Section 6.1 Organization; Requisite Power and Authority; Qualification. Each Credit Party and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified on Schedule 6.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, a Material Adverse Effect.

Section 6.2 Equity Interests and Ownership. The Equity Interests of each Credit Party and its Subsidiaries have been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 6.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment, buy-sell, voting trust or other shareholder agreement or other agreement to which any Subsidiary is a party requiring, and there is no membership interest or other Equity Interests of any Subsidiary outstanding which upon conversion or exchange would require, the issuance by any Subsidiary of any additional membership interests or other Equity Interests of any Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Subsidiary. Schedule 6.2 correctly sets forth the ownership interest of each Credit Party in its Subsidiaries as of the Closing Date.

Section 6.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 6.4 No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any material provision of any Applicable Laws relating to any Credit Party or any of its Subsidiaries, any of the Organizational Documents of any Credit Party or any of its Subsidiaries, or any material provision of any order, judgment or decree of any court or other agency of government binding on any Credit Party or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any other Contractual Obligations of any Credit Party or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Credit Party or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent for the benefit of the holders of the Obligations); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Material Contract of any Credit Party or any of its Subsidiaries, except for such approvals or consents which have been obtained on or before the Closing Date.

Section 6.5 Governmental Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require, any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date.

Section 6.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability.

Section 6.7 Financial Statements.

(a) The audited consolidated balance sheet of Holdings and its Subsidiaries for the most recent Fiscal Year ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of Holdings and its Subsidiaries for the most recent Fiscal Quarter ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) The consolidated forecasted balance sheet and statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 7.1(d) were prepared based on good faith estimates and assumptions made by the management of Holdings; provided, that the such financial statements are not to be viewed as facts and that actual results during the period or periods covered by such financial statements may differ and that the differences may be material.

Section 6.8 No Material Adverse Effect; No Default.

(a) No Material Adverse Effect. Since December 31, 2015, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(b) No Default. No Default has occurred and is continuing.

Section 6.9 Tax Matters. Each Credit Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their respective properties, assets, income, businesses and franchises otherwise due and payable, except those being actively contested in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Credit Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Section 6.10 Properties.

(a) Title. Each of the Credit Parties and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their financial statements and other information referred to in Section 6.7 and in the most recent financial statements delivered pursuant to Section 7.1, in each case except for assets disposed of since the date of such financial statements as permitted under Section 8.8. All such properties and assets are free and clear of Liens other than Permitted Liens.

(b) Real Estate. As of the Closing Date, Schedule 6.10(b) contains a true, accurate and complete list of all Real Estate Assets of the Credit Parties.

(c) Flood Hazard Property. The Credit Parties have delivered to the Administrative Agent evidence as to (i) whether such real property listed on Schedule 6.10(b) is a Flood Hazard Property and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of Holdings and its Subsidiaries evidencing flood insurance required by the Flood Disaster Protection Act and otherwise satisfactory to the Administrative Agent and each Lender and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders;

(d) Intellectual Property. Each Credit Party and its Subsidiaries owns or is validly licensed to use all Intellectual Property that is necessary for the present conduct of its business, free and clear of Liens (other than Permitted Liens), without conflict with the rights of any other Person unless the failure to own or benefit from such valid license could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of each Credit Party, no Credit Party nor any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person.

Section 6.11 Environmental Matters. No Credit Party nor any of its Subsidiaries nor any of their respective current Facilities (solely during and with respect to such Person’s ownership thereof) or operations, and to their knowledge, no former Facilities (solely during and with respect to any Credit Party’s or its Subsidiary’s ownership thereof), are subject to any outstanding order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) no Credit Party nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law; (c) there are and, to each Credit Party’s and its Subsidiaries’ knowledge, have been, no Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against such Credit Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (d) no Credit Party nor any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility (solely during and with respect to such Credit Party’s or its Subsidiary’s ownership thereof), and no Credit Party’s nor any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any equivalent state rule defining hazardous waste, except in compliance with Environmental Law. Compliance with all current requirements pursuant to or under Environmental Laws could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.12 No Defaults. No Credit Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, except in each case where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 6.13 No Litigation or other Adverse Proceedings. There are no Adverse Proceedings, individually or in the aggregate, that (a) purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect. No Credit Party nor any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.14 Information Regarding the Credit Parties and their Subsidiaries. Set forth on Schedule 6.14, is the jurisdiction of organization, the exact legal name (and for the prior five (5) years or since the date of its formation has been) and the true and correct U.S. taxpayer identification number (or foreign equivalent, if any) of each Credit Party and each of its Subsidiaries as of the Closing Date.

Section 6.15 Governmental Regulation.

(a) No Credit Party or any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940. No Credit Party or any of its Subsidiaries is an “investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(b) No Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. No Credit Party or any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. No Credit Party or any of its Subsidiaries (i) is a blocked person described in Section 1 of the Anti- Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(c) Each Credit Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, and such Credit Party and its Subsidiaries and, to the knowledge of each Credit Party or its Subsidiaries, their respective officers, employees, directors and agents, are in compliance with applicable Sanctions and are not engaged in any activity that would reasonably be expected to result in any Credit Party being designated as a Sanctioned Person. None of the Credit Parties, their Subsidiaries and their respective Affiliates is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(d) None of the Credit Parties and their Subsidiaries or, to the knowledge of each Credit Party or its Subsidiaries, any of their respective directors, officers, employees or Affiliates (i) is a Sanctioned Person, (ii) has any of its assets located in a Sanctioned Country, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons.

The proceeds of any Credit Extension or other transaction contemplated by this Agreement or any other Credit Document have not been used (x) in violation of any Sanctions, (y) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or (z) in any other manner that would result in a violation of Sanctions by any Person (including the Administrative Agent, the Collateral Agent, the Lenders or any other Person participating in the Credit Extensions, whether as an underwriter, advisor, investor or otherwise).

(e) Each of the Credit Parties and their Subsidiaries and, to the knowledge of each Credit Party and its Subsidiaries, each of their respective directors, officers, employees and Affiliates, is in compliance with Anti-Corruption Laws. Each Credit Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. None of the Credit Parties or their respective Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or any of its Subsidiaries or to any other Person, in violation of any Anti-Corruption Law. No part of the proceeds of any Credit Extension or other transaction contemplated by this Agreement or any other Credit Document will violate Anti-Corruption Laws.

(f) To the extent applicable, each Credit Party and its Subsidiaries are in compliance with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (as amended from time to time, the “Patriot Act”).

(g) No Credit Party or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Credit Extension made to such Credit Party will be used (i) to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time or (ii) to finance or refinance any (A) commercial paper issued by such Credit Party or (B) any other Indebtedness, except for Indebtedness that such Credit Party incurred for general corporate or working capital purposes including, without limitation, the financing of Permitted Acquisitions. Following the application of the proceeds of any Credit Extension, not more than 25% of the value of the assets (of Holdings and its Subsidiaries) subject to the provisions of Section 8.2 or Section 8.8 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.1(b) will be Margin Stock.

(h) No Credit Party is an EEA Financial Institution.

Section 6.16 Employee Matters. No Credit Party nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against such Credit Party or any of its Subsidiaries, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Credit Party or any of its Subsidiaries or threatened against any of them, (b) no strike or work stoppage in existence or threatened involving any Credit Party or any of its Subsidiaries, and (c) no union representation question existing with respect to the employees of any Credit Party or any of its Subsidiaries and, to the best knowledge of each Credit Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 6.17 Pension Plans. (a) Except as could not reasonably be expected to have a Material Adverse Effect, each of the Credit Parties and their Subsidiaries are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to its Pension Plan, and have performed all their obligations under each Pension Plan in all material respects, (b) each Pension Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or is the subject of a favorable opinion letter from the Internal Revenue Service indicating that such Pension Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Pension Plan to lose its qualified status except where such event could not reasonably be expected to result in a Material Adverse Effect, (c) except as could not reasonably be expected to have a Material Adverse Effect, no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Pension Plan (other than in the ordinary course) or any trust established under Title IV of ERISA has been incurred by any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates, (d) except as would not reasonably be expected to result in liability to any Credit Party or any of its Subsidiaries in excess of $1,000,000, no ERISA Event has occurred, and (e) except to the extent required under Section 4980B of the Internal Revenue Code and Section 601 et seq. of ERISA or similar state laws and except as could not reasonably be expected to have a Material Adverse Effect, no Pension Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party or any of its Subsidiaries.

Section 6.18 Solvency. The Credit Parties and their Subsidiaries taken as a whole on a consolidated basis are and, upon the incurrence of any Credit Extension on any date on which this representation and warranty is made, will be, Solvent.

Section 6.19 Compliance with Laws.

(a) Each Credit Party and its Subsidiaries is in compliance with (a) the Patriot Act and OFAC rules and regulations as provided in Section 6.15 and (b) except such non-compliance with such other Applicable Laws that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, all other Applicable Laws. Each Credit Party and its Subsidiaries possesses all certificates, authorities or permits issued by appropriate Governmental Authorities necessary to conduct the business now operated by them and the failure of which to have could reasonably be expected to have a Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit the failure of which to have or retain could reasonably be expected to have a Material Adverse Effect.

(b) No Credit Party or any of its Subsidiaries, nor, to the knowledge of any Credit Party, any representative or Person acting on any of their behalf, is the subject of any pending or, to the knowledge of each Credit Party, threatened investigation in respect of any Credit Party or any of its Subsidiaries or any Company Compound, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. No Credit Party or any of its Subsidiaries nor to the knowledge of any Credit Party, any representative acting on any of their behalf has been convicted of any crime or engaged in any conduct that could reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. § 335a or (ii) any similar Applicable Law, nor has any Credit Party or any of its Subsidiaries or, to the knowledge of any Credit Party, any representative acting on any of their behalf been debarred or excluded under any such law. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a debarment or exclusion are pending or, to the knowledge of any Credit Party, threatened against any Credit Party or any of its Subsidiaries or any of their respective directors, officers, employees or agents. For purposes herein, “Company Compound” refers to any product of a Credit Party or any of its Subsidiaries or any product in development for any of them.

Section 6.20 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to the Lenders by or on behalf of any Credit Party or any of its Subsidiaries for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information contained in such materials) contains any untrue statement of a material fact or omits to state a material fact (known to any Credit Party, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein, taken as a whole, not misleading in any material manner in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material. There are no facts known to the Credit Parties (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders.

Section 6.21 Insurance.

(a) The properties of the Credit Parties and their Subsidiaries are insured with financially sound and licensed insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or the applicable Subsidiary operates. The insurance coverage of the Credit Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.21.

(b) Each Credit Party and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

Section 6.22 Pledge and Security Agreement. The Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law), and the Pledge and Security Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of the obligors thereunder in such Collateral, in each case prior and superior in right to any other Lien (other than Permitted Liens) (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Collateral Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor (to the extent such security interest can be perfected by filing under the UCC).

Section 6.23 Mortgages. Each of the Mortgages, if any, is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Real Estate Assets identified therein in conformity with Applicable Laws, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when the Mortgages, if any, and UCC financing statements in appropriate form are duly recorded at the locations identified in the Mortgages, and recording or similar taxes, if any, are paid, the Mortgages shall constitute a legal, valid and enforceable Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Real Estate Assets, in each case prior and superior in right to any other Lien (other than Permitted Liens).

Section 7 AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until the Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated (other than (x) obligations under Secured Swap Agreements not yet due and payable and (y) contingent indemnification obligations not yet due and payable), such Credit Party shall, and shall cause each of its Subsidiaries to:

Section 7.1 Financial Statements and Other Reports. In the case of Holdings, deliver to the Administrative Agent:

(a) Quarterly Financial Statements for Holdings and its Subsidiaries. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Holdings or if earlier, the date such information is filed with the SEC, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of Holdings and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and consistent in all material respects with the manner of presentation of the financial statements referred to in Section 6.7(b) as of the Closing Date, together with a Financial Officer Certification with respect thereto;

(b) Audited Annual Financial Statements for Holdings and its Subsidiaries. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year of Holdings or if earlier, the date such information is filed with the SEC, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of Holdings and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and consistent in all material respects with the manner of presentation of the financial statements referred to in Section 6.7(a) as of the Closing Date, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon prepared by independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to the Administrative Agent, which report and/or the accompanying financial statements shall be unqualified and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(c) Compliance Certificate. Together with each delivery of the financial statements of Holdings and its Subsidiaries pursuant to clauses (a) and (b) of Section 7.1 a duly executed and completed Compliance Certificate;

(d) Annual Budget. Within sixty (60) days following the beginning of each Fiscal Year of the Borrower, commencing with the Fiscal Year commencing January 1, 2018, financial forecasts prepared by management of Holdings, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries on a quarterly basis for such Fiscal Year (including the Fiscal Year(s) in which the Term Loan A Maturity Date, the maturity date of any Term Loan established after the Closing Date and the Revolving Commitment Termination Date occur);

(e) Information Regarding Collateral. (a) Each Credit Party will furnish to the Collateral Agent prior written notice of any change (i) in such Credit Party’s legal name, (ii) in such Credit Party’s corporate structure, (iii) in such Credit Party’s Federal Taxpayer Identification Number or (iv) in such Credit Party’s jurisdiction of incorporation, formation or organization, as applicable.

(f) Securities and Exchange Commission Filings. Promptly after the same are filed, copies of all annual, regular, periodic and special reports and registration statements that the Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, provided that any documents required to be delivered pursuant to Section 7.1(a), (b) or (f) shall be deemed to have been delivered on the date (i) on which Holdings files such documents with the SEC or posts such documents, or provides a link thereto on Holdings’ website; or (ii) on which such documents are posted on Holdings’ behalf on SyndTrak or another similar website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided further that: upon written request by the Administrative Agent, Holdings shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender. Notwithstanding anything to the contrary, as to any information contained in materials furnished pursuant to this Section 7.1(f), Holdings shall not be separately required to furnish such information under Sections 7.1(a) or (b) above or pursuant to any other requirement of this Agreement or any other Credit Document.

(g) Notice of Default and Material Adverse Effect. Promptly upon any Authorized Officer of any Credit Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Credit Party with respect thereto; (ii) that any Person has given any notice to any Credit Party or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 9.1(b), or (iii) the occurrence of any Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition or change, and what action the Credit Parties have taken, are taking and propose to take with respect thereto;

(h) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice thereof and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) (1) promptly upon the reasonable request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates with respect to each Pension Plan; and (2) promptly after their receipt, copies of all notices received by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event;

(i) Securities and Exchange Commission Investigations. Promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each material notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof; and

(j) Other Information. (i) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders, if any, other than Holdings or another Subsidiary of Holdings, provided that no Credit Party shall be required to deliver to the Administrative Agent or any Lender the minutes of any meeting of its Board of Directors, and (ii) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or the Required Lenders.

(k) Management Letters. Promptly after the receipt thereof by Holdings or the Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiary), a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto.

Each notice pursuant to clauses (h) and (i) of this Section 7.1 shall be accompanied by a statement of an Authorized Officer of Holdings setting forth details of the occurrence referred to therein and stating what action the Borrower and/or the other applicable Credit Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.1(g) shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached.

Section 7.2 Existence. Each Credit Party will, and will cause each of its Subsidiaries (other than any Immaterial Subsidiary) to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, except to the extent permitted by Section 8.8 or constituting an Asset Sale hereunder; provided that no Credit Party (other than Holdings and the Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 7.3 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay (a) all federal, state and other material taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon and (b) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim. No Credit Party shall, nor shall it permit any of the Subsidiaries of Holdings to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any Subsidiary).

Section 7.4 Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of any Credit Party and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Section 7.5 Insurance.

(a) The Credit Parties will maintain or cause to be maintained, with financially sound and reputable insurers, casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the each Credit Party and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to any self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons.

(b) Without limiting the generality of the foregoing, each of Holdings and its Subsidiaries will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property, if any, that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System and otherwise satisfactory to the Administrative Agent and each Lender. Each such policy of insurance shall (i) name the Collateral Agent, on behalf of the holders of the Obligations, as an additional insured thereunder as its interests may appear, and (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the holders of the Obligations, as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice (or such shorter prior written notice as may be agreed by the Collateral Agent in its reasonable discretion) to the Collateral Agent of any modification or cancellation of such policy.

Section 7.6 Inspections. Each Credit Party shall, and shall cause each of its Subsidiaries to, permit any authorized representative or independent contractor of the Administrative Agent, the Collateral Agent and each Lender to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and accounting records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that so long as no Event of Default exists, the Borrower shall not be obligated to pay for more than one (1) such inspection per year and that when an Event of Default exists the Administrative Agent or any Lender (or any of their authorized representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 7.7 Compliance with Laws and Material Contracts. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with (a) the Patriot Act and OFAC rules and regulations, (b) all other Applicable Laws and (c) all Material Contracts, noncompliance with, with respect to clauses (b) and (c), could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.8 Use of Proceeds. The Credit Parties will use the proceeds of the Credit Extensions (a) for general corporate and working capital purposes or for capital expenditures, (b) to refinance the Existing Indebtedness, including the payment of any prepayment fee or premium, however characterized, (c) to finance the Closing Date Redemption and/or (d) to pay transaction fees, costs and expenses related to credit facilities established pursuant to this Agreement and the other Credit Documents, in each case not in contravention of Applicable Laws or of any Credit Document.

Section 7.9 Environmental Compliance. Use and operate all of its Facilities in compliance with all Environmental Laws, keep all necessary Governmental Authorizations required pursuant to any Environmental Laws, and handle all Hazardous Materials in compliance with all Environmental Laws, in each case except where the failure to comply with the terms of this Section 7.10 could not be reasonably expected to have a Material Adverse Effect.

Section 7.10 Additional Real Estate Assets.

(a) In the event that any Credit Party owns or acquires a Real Estate Asset, then such Credit Party, (i) shall promptly notify the Administrative Agent and each Lender that such Real Estate Asset is required to be mortgaged pursuant to the Credit Documents and (ii) no later than forty-five (45) days (or such longer period as may be agreed in writing by the Collateral Agent) after acquiring such Real Estate Asset shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, opinions and certificates similar to those described in clause (b) immediately below that the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of the holders of the Obligations, a valid and, subject to any filing and/or recording referred to herein, enforceable Lien on, and security interest in such Real Estate Asset. The Administrative Agent may, in its reasonable judgment, grant extensions of time for compliance or exceptions with respect to the provisions of this Section 7.10 by any Credit Party. In addition to the foregoing, the applicable Credit Party shall, at the request of the Required Lenders, deliver, from time to time, to the Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which the Collateral Agent has been granted a Lien. Notwithstanding the foregoing, no Credit Party will pledge any Real Estate Asset to the Administrative Agent unless and until each Lender has confirmed to the Administrative Agent that all flood insurance due diligence and flood insurance compliance required by such Lender has been completed.

(b) In order to create in favor of the Collateral Agent, for the benefit of the holders of the Obligations, a valid and, subject to any filing and/or recording referred to herein, enforceable Lien on, and security interest in, any Real Estate Asset that is prior and superior in right to any other Lien (other than Permitted Liens), the Administrative Agent and the Collateral Agent shall have received from the Borrower with respect to such Real Estate Asset:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Real Estate Asset;

(ii) a customary opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in the state in which such Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(iii) (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Collateral Agent (each, a “Title Policy”) with respect to such Real Estate Asset, in amounts not less than the fair market value of such Real Estate Asset, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent and (B) evidence reasonably satisfactory to the Collateral Agent that the Borrower has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for such Real Estate Asset in the appropriate real estate records;

(iv) a recently issued flood zone determination certificate;

(v) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to the Collateral Agent;

(vi) if requested by the Collateral Agent, ALTA surveys of such Real Estate Asset; and

(vii) reports and other reasonable information, in form, scope and substance reasonably satisfactory to the Administrative Agent, regarding environmental matters relating to such Real Estate Asset.

Section 7.11 Pledge of Personal Property Assets.

(a) Equity Interests. The Borrower and each other Credit Party shall cause (i) one hundred percent (100%) of the issued and outstanding Equity Interests of each Domestic Subsidiary and (ii) sixty-five percent (65%) (or such greater percentage that (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in the case of each Foreign Subsidiary that is directly owned by any Credit Party or any Domestic Subsidiary to be subject at all times to a first priority lien (subject to any Permitted Lien) in favor of the Collateral Agent, for the benefit of the Lenders, pursuant to the terms and conditions of the Collateral Documents, together with customary opinions of counsel and any filings and deliveries or other items reasonably requested by the Collateral Agent necessary in connection therewith (to the extent not delivered on the Closing Date) to perfect the security interests therein, all in form and substance reasonably satisfactory to the Collateral Agent.

(b) Personal Property. The Borrower and each other Credit Party shall (i) cause all of its owned and leased personal property (other than Excluded Property) to be subject at all times to first priority (subject to any Permitted Lien), perfected Liens in favor of the Collateral Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Collateral Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Collateral Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Collateral Agent’s Liens thereunder) and other items reasonably requested by the Collateral Agent necessary in connection therewith to perfect the security interests therein, all in form, content and scope reasonably satisfactory to the Collateral Agent.

(c) Landlord Consents. The Credit Parties shall use commercially reasonable efforts to obtain Collateral Access Agreements with respect to the Credit Parties’ locations in Fort Myers, FL, Aliso Viejo, CA, Houston, TX and any other leased locations reasonably requested by the Collateral Agent where sole copies of corporate records or material amounts of personal property of any of the Credit Parties are maintained.

(d) Deposit Accounts.

(i) Subject to clause (ii) of this Section 7.11(d), maintain each Credit Party’s primary deposit relationship, including operating and cash management services with the Administrative Agent.

(ii) Within 90 days of the Closing Date (or such longer period approved by the Administrative Agent in its sole discretion), obtain account control agreements in form and substance reasonably satisfactory to the Administrative Agent on each deposit account and securities account owned by any Credit Party other than (A) Excluded Accounts and (B) deposit accounts maintained with the Administrative Agent.

(iii) (A) Instruct each obligor in respect of Government Receivables to make payment directly to a Government Receivables Account and if any such obligor makes payment in any other manner, immediately (and in any event within three Business Days) transfer such payment to a Government Receivables Account.

(B) Within 90 days of the Closing Date (or such longer period approved by the Administrative Agent in its sole discretion), with respect to each Government Receivables Account, obtain an agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the financial institution maintaining such Government Receivables Account, the Administrative Agent and the applicable Credit Party in which such parties agree (i) such financial institution will not enter into any agreement in which it agrees to comply with instructions originated by any Person (other than the applicable Credit Party) directing disposition of funds in such Government Receivables Account and (ii) such financial institution will wire transfer on a daily basis in immediately available funds all funds received or deposited into such Government Receivables Account to an Approved Deposit Account.

Section 7.12 Books and Records. Each Credit Party will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.

Section 7.13 Additional Subsidiaries.

Within thirty (30) days after the acquisition or formation of any Subsidiary, the Credit Parties shall:

(a) notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Credit Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) cause such Subsidiary (other than an Excluded Foreign Subsidiary or any Immaterial Subsidiary) to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.1(b) and (e) and customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in the immediately foregoing clause (i)), all in form, content and scope satisfactory to the Administrative Agent.

Section 7.14 Interest Rate Protection. Enter into, within ninety (90) days following the Closing Date (or such longer period approved by the Administrative Agent in its sole discretion), and maintain one or more Swap Agreements on such terms as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest cost for a period of three (3) years from the Closing Date with respect to a notional amount equal to at least fifty percent (50%) of the aggregate principal amount of the Term Loans outstanding.

Section 8 NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until the Obligations shall have been paid in full or otherwise satisfied (other than (x) obligations under Secured Swap Agreements not yet due and payable and (y) contingent indemnification obligations not yet due and payable), and the Commitments hereunder shall have expired or been terminated, such Credit Party shall, and shall cause each of its Subsidiaries to:

Section 8.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than:

(a) the Obligations;

(b) intercompany Indebtedness permitted under Section 8.5;

(c) Guarantees with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 8.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations to at least the same degree that the guarantied Indebtedness is subordinated to the Obligations;

(d) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f) Indebtedness existing on the Closing Date and described in Schedule 8.1, together with any Permitted Refinancing thereof;

(g) Indebtedness with respect to (x) Capital Leases and (y) purchase money Indebtedness; provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness; provided further that the sum of the aggregate principal amount of any Indebtedness under this clause (g) shall not exceed at any time the greater of (1) $30,000,000 and (2) seventy-five percent (75%) of Consolidated EBITDA (calculated on a Pro Forma Basis) for the four Fiscal Quarter period most recently ended for which financial statements have been delivered to the Administrative Agent in accordance with Section 7.1(a) and (b);

(h) Indebtedness in respect of any Swap Agreement that is entered into in the ordinary course of business to hedge or mitigate risks to which any Credit Party or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities (it being acknowledged by the Borrower that a Swap Agreement entered into for speculative purposes or of a speculative nature is not a Swap Agreement entered into in the ordinary course of business to hedge or mitigate risks);

(i) Indebtedness representing deferred compensation to officers, directors, employees of Holdings and its Subsidiaries; and

(j) unsecured Indebtedness incurred by Holdings (“Permitted Subordinated Holdings Debt”); provided that (i) the Standard Conditions are satisfied; (ii) no principal payment or prepayment with respect to such Indebtedness shall be due earlier than 180 days after the Term Loan A Maturity Date, (iii) except to the extent permitted by Section 8.12, Holdings shall not pay, and the holders of such Indebtedness shall not receive, any payments in cash with respect to such Indebtedness during the term of this Agreement, (iv) the payment of all obligations arising in respect of such Indebtedness shall be subordinated in full to the payment of the Obligations pursuant to a subordination agreement satisfactory to the Administrative Agent and (v) the other terms and conditions applicable to any such Indebtedness shall be reasonably satisfactory to the Administrative Agent;

(k) Indebtedness owed to any Person providing property, casualty, liability, worker’s compensation, health, disability or other employee benefits insurance, or other insurance to Holdings or any Subsidiary Guarantor, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(l) unsecured Indebtedness owing to sellers of assets or Equity Interests to Holdings or any Subsidiary that is incurred by any Credit Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such Indebtedness outstanding under this Section 8.1(l), when combined with the aggregate amount payable with respect to all Indebtedness incurred pursuant to Section 8.1(m) at any time outstanding, does not exceed $5,000,000 and (ii) the payment of all obligations arising in respect of such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent and the other terms and conditions applicable to any such Indebtedness shall be reasonably satisfactory to the Administrative Agent;

(m) unsecured Indebtedness of any Credit Party in respect of Earn Out Obligations owing to sellers of assets or Equity Interests to Holdings or any Subsidiary incurred in connection with the consummation of one or more Permitted Acquisitions so long as (i) the maximum aggregate amount payable with respect to such Earn Out Obligations at any time outstanding (assuming the remaining maximum performance standards related thereto are satisfied, except to the extent all or any portion thereof becomes a fixed, matured or earned amount, in which case such amount shall be deemed the actual amount of such Earn Out Obligations), when combined with the aggregate principal amount of all Indebtedness pursuant to Section 8.1(m) at any time outstanding, does not exceed $5,000,000 and (ii) the other terms and conditions applicable to any such Indebtedness shall be reasonably satisfactory to the Administrative Agent;

(n) unsecured Indebtedness of Holdings or any of its Subsidiaries owing to employees, former employees, officers, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with repurchase or the redemption by Holdings or such Subsidiary of the Equity Interests of Holdings that have been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $100,000 and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent;

(o) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Indebtedness permitted under this Section 8.1;

(p) Indebtedness in respect of netting services, overdraft protection or similar services with respect to Excluded Accounts; and

(q) other unsecured Indebtedness of Holdings and its Subsidiaries in an aggregate amount not to exceed at any time $5,000,000.

Section 8.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party or any of its Subsidiaries, whether now owned or hereafter acquired, created or licensed or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any Applicable Laws related to intellectual property, except:

(a) Liens in favor of the Collateral Agent for the benefit of the holders of the Obligations granted pursuant to any Credit Document;

(b) Liens for taxes not yet due or for taxes if obligations with respect to such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as adequate reserves or other appropriate provisions as shall be required in conformity with GAAP shall have been made therefor;

(c) statutory Liens of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) or 4068 of ERISA that would constitute an Event of Default under Section 9.1(j)), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that (in the case of any such amounts overdue for a period in excess of five (5) days) are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any Credit Party or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by any Credit Party or any of its Subsidiaries in connection with any letter of intent, or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Credit Party or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Credit Party or such Subsidiary;

(l) Liens existing as of the Closing Date and described in Schedule 8.2 and any renewals or extensions thereof; provided that the property covered thereby is not increased;

(m) Liens securing purchase money Indebtedness and Capital Leases to the extent permitted pursuant to Section 8.1(g); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness or the assets subject to such Capital Lease, respectively;

(n) Liens in favor of the Issuing Bank or the Swingline Lender on cash collateral securing the obligations of a Defaulting Lender to fund risk participations hereunder;

(o) Liens consisting of judgment or judicial attachment liens relating to judgments which do not constitute an Event of Default hereunder;

(p) licenses (including licenses of Intellectual Property), sublicenses, leases or subleases granted to third parties in the ordinary course of business;

(q) Liens in favor of collecting banks under Section 4-210 of the UCC;

(r) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(s) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the incurrence of such Indebtedness is permitted pursuant to Section 8.01(j);

(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;

(u) other Liens on assets other than the Collateral securing Indebtedness in an aggregate amount not to exceed $100,000 at any time outstanding; and

(v) Liens on amounts deposited to secure reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business.

Section 8.3 Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may declare and make Restricted Payments in cash to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person, including dividend payments on the Series A Preferred Stock payable solely in additional shares of Series A Preferred Stock;

(c) So long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Holdings may make Restricted Payments in an amount not to exceed

$250,000 in any Fiscal Year and in an aggregate amount not to exceed $1,000,000 during the term of this Agreement consisting of purchases of common stock or common stock options of Holdings from present or former officers or employees of Holdings or any of its Subsidiaries upon the death, disability or termination of employment of such officer or employee;

(d) the Closing Date Redemption; and

(e) Holdings may otherwise redeem Series A Preferred Stock, in an aggregate amount of up to $110,000,000 (including the Closing Date Redemption in such amount) plus all accrued or paid PIK Dividends (as defined in the Certificate of Designation of the Series A Preferred Stock), so long as after giving effect to such redemption (i) the Standard Conditions have been met and (ii) the Credit Parties shall have Qualified Cash of not less than $5,000,000.

Section 8.4 Burdensome Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to the Borrower or other Credit Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to the Borrower or any other Credit Party, (iii) make loans or advances to the Borrower or any other Credit Party, (iv) sell, lease or transfer any of its property to the Borrower or any other Credit Party, (v) pledge its property pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as the Borrower pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(iv) above) for (1) this Agreement and the other Credit Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(g); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.8 pending the consummation of such sale.

Section 8.5 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any joint venture and any Foreign Subsidiary, except:

(a) Investments in cash and Cash Equivalents;

(b) Investments in any Credit Party, including intercompany loans;

(c) equity Investments owned as of the Closing Date in any Subsidiary that is not a Credit Party;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) guarantees to the extent permitted under Section 8.1(c);

(f) loans and advances to employees of Holdings and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $250,000.

(g) Investments existing on the Closing Date and described on Schedule 8.5;

(h) Investments constituting Swap Agreements permitted by Section 8.1(h);

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases;

(j) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisitions and were in existence on the date of such Permitted Acquisition;

(k) Permitted Acquisitions;

(l) Investments constituting accounts receivable, trade debt and deposits for the purchase of goods, in each case made in the ordinary course of business;

(m) Investments by a Credit Party in Foreign Subsidiaries, including intercompany loans made by a Credit Party to a Foreign Subsidiary, so long as, at the time of such Investment, no Default or Event of Default has occurred and is continuing and (x) such Investment is funded solely with disbursements from the Unrestricted Cash Equity Account or (y) the amount of such Investment, together with all other Investments in Foreign Subsidiaries (other than in reliance on clause (x) above) shall not in the aggregate exceed the greater of (i) $5,000,000 and (ii) three percent (3%) of the total assets of Holdings and its Subsidiaries on a consolidated basis (calculated on a Pro Forma Basis) as of the end of the Fiscal Quarter most recently ended for which financial statements have been delivered to the Administrative Agent in accordance with Section 7.1(a) and (b);

(n) Investments by a Foreign Subsidiary in any other Foreign Subsidiary;

(o) Investments in businesses permitted under Section 8.13 (other than Acquisitions or Investments in Foreign Subsidiaries, which for the avoidance of doubt are permitted under clauses (k) and (m) above) made solely with funds from the Unrestricted Cash Equity Account so long as before and after giving effect to any such Investment, the Standard Conditions are satisfied; and

(p) other Investments in an aggregate amount not to exceed $500,000 during the term of this Agreement, so long as before and after giving effect to any such Investment, no Default or Event of Default has occurred and is continuing.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 8.3.

Section 8.6 Use of Proceeds. No Credit Party shall use the proceeds of any Credit Extension of the Loans except pursuant to Section 7.8. No Credit Party shall use, and each Credit Party shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (i) to refinance any commercial paper, (ii) in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate any applicable Sanctions, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time or any other regulation thereof or to violate the Exchange Act, (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (iv) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.

Section 8.7 Financial Covenants. The Credit Parties shall not:

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any Fiscal Quarter of the Borrower to be greater than (i) for any Fiscal Quarter ending on or after March 31, 2017 to and including December 31, 2017, 3.75:1.0, (ii) for any Fiscal Quarter ending on or after March 31, 2018 to and including December 31, 2019, 3.50 to 1.0, and (iii) for any Fiscal Quarter ending on or after March 31, 2020 and thereafter, 3.00:1.0.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter of the Borrower, commencing with the Fiscal Quarter ending March 31, 2017, to be less than 1.25 to 1.0.

Section 8.8 Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any Acquisition or transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or make any Asset Sale, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory and materials and the acquisition of equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or Equity Interests or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Holdings may be merged with or into the Borrower or any Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any other Subsidiary; provided, in the case of such a merger, (i) if the Borrower is party to the merger, the Borrower shall be the continuing or surviving Person and (ii) if any Guarantor is a party to such merger, then a Guarantor shall be the continuing or surviving Person;

(b) any Subsidiary of the Borrower may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary of the Borrower;

(c) Asset Sales, (i) the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, do not exceed $2,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower) and (2) no less than seventy-five percent (75%) of such proceeds shall be paid in cash; and

(d) Restricted Payments made in accordance with Section 8.3, Investments made in accordance with Section 8.5, and dispositions of Equity Interests made in accordance with Section 8.9.

Section 8.9 Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 8.8 and except for Liens securing the Obligations, no Credit Party shall, nor shall it permit any of its Subsidiaries to directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party or any other Wholly-Owned Subsidiary of Holdings (subject to the restrictions on investments and dispositions otherwise imposed hereunder), or to qualify directors if required by Applicable Laws.

Section 8.10 Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Credit Party or any Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any other Credit Party), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower or any other Credit Party to any Person (other than the Borrower or any other Credit Party) in connection with such lease.

Section 8.11 Transactions with Affiliates and Insiders. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any officer, director or Affiliate of Holdings or any its Subsidiaries on terms that are less favorable to Holdings or such Subsidiary, as the case may be, than those that might be obtained in a comparable arm’s length transaction at the time from a Person who is not an officer, director or Affiliate of Holdings or any of its Subsidiaries; provided, the foregoing restriction shall not apply to (a) any transaction between or among the Credit Parties and (b) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business.

Section 8.12 Prepayment of Other Funded Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to:

(a) Amend or modify any Subordinated Debt if such amendment or modification would add or change any terms in a manner materially adverse to the Lenders;

(b) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Subordinated Debt, in violation of subordination terms applicable to such Subordinated Debt; provided that, Holdings may make cash interest payments on Permitted Subordinated Holdings Debt in an aggregate amount not to exceed $1,000,000 in each Fiscal Year, so long as, the Standard Conditions are satisfied; or

(c) make any payment in contravention of the terms of any Subordinated Debt.

Section 8.13 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party or such Subsidiary on the Closing Date and businesses that are similar, related or incidental thereto.

Section 8.14 Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

Section 8.15 Amendments to Organizational Agreements/Material Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or permit any amendments to its Organizational Documents if such amendment could reasonably be expected to be materially adverse to the Lenders or any Agent. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or permit any amendment to, or terminate or waive any provision of, any Material Contract unless such amendment, termination, or waiver could not reasonably be expected to have a material adverse effect on the Agents or the Lenders.

Section 8.16 Permitted Activities of Holdings. In the case of Holdings: (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than to the extent expressly permitted pursuant to Section 8.1; (b) create or suffer to exist any Lien upon any assets or property now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 8.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of the Borrower, (ii) performing its obligations and activities incidental thereto under the Credit Documents and (iii) issuing Equity Interests and making Restricted Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) create or acquire any Subsidiary or make or own any Investment in any Person other than as expressly permitted pursuant to this Agreement; or (f) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

Section 9 EVENTS OF DEFAULT; REMEDIES; APPLICATION OF FUNDS.

Section 9.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by any Credit Party to pay (i) the principal of any Loan when due, whether at stated maturity, by acceleration or otherwise; (ii) within one (1) Business Day of when due any amount payable to the Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) within three (3) Business Days of when due any interest on any Loan or any fee or any other amount due hereunder; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount of $2,000,000 or more, in each case beyond the grace or cure period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other term of (1) one or more items of Indebtedness in the aggregate principal amounts referred to in clause (ii) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace or cure period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in clauses (a) through (d) of Section 7.1, Section 7.2, Section 7.5, Section 7.6 (solely if any Credit Party or any of its Subsidiaries refuses to allow the Administrative Agent or its representatives or agents to visit any Credit Party’s or any of its Subsidiary’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss any Credit Party’s or any of its Subsidiaries’ affairs, finances and accounts with officers and employees of any Credit Party or any of its Subsidiary’s), Section 7.7, Section 7.8, Section 7.9, Section 7.10, Section 7.11, Section 7.12, Section 7.13, Section 7.14 or Section 8; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 9.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of any Credit Party becoming aware of such default, or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or any of its Subsidiaries under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Credit Party or any of its Subsidiaries or any committee thereof shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9.1(f); or

(h) Judgments and Attachments. (i) Any one or more money judgments, writs or warrants of attachment or similar process involving an aggregate amount at any time in excess of $1,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or (ii) any non-monetary judgment or order shall be rendered against any Credit Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party or any of its Subsidiaries (other than an Immaterial Subsidiary) decreeing the dissolution or split up of such Credit Party or such Subsidiary and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Pension Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in liability of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $1,000,000 during the term hereof and which is not paid by the applicable due date; or

(k) Change of Control. A Change of Control shall occur; or

(l) Invalidity of Credit Documents and Other Documents. At any time after the execution and delivery thereof, (i) this Agreement or any other Credit Document ceases to be in full force and effect in all material respects (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than contingent and indemnified obligations not then due and owing) in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, or (ii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party.

Section 9.2 Remedies. (1) Upon the occurrence of any Event of Default described in Section 9.1(f) or Section 9.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrower by the Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each of the Credit Parties: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of the Lenders under Section 2.2(b)(iii) or Section 2.3(e); (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents and (D) the Administrative Agent shall direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.1(f) and Section 9.1(g) to pay) to the Administrative Agent such additional amounts of cash, to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding under arrangements acceptable to the Administrative Agent, equal to the Outstanding Amount of the Letter of Credit Obligations at such time. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default has been cured to the satisfaction of the Required Lenders or waived in writing in accordance with the terms of Section 11.4.

Section 9.3 Application of Funds. After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees but including without limitation all reasonable out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders (including without limitation all reasonable out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Letter of Credit Borrowings and other Obligations ratably among such parties in proportion to the respective amounts described in this clause Third payable to them; and

Fourth, to payment of that portion of the Obligations constituting (a) unpaid principal of the Loans and Letter of Credit Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Agreement between Holdings or any of its Subsidiaries and any Swap Provider, to the extent such Swap Agreement is permitted hereunder, (c) payments of amounts due under any Treasury Management Agreement between Holdings or any of its Subsidiaries and any Treasury Management Bank, and (d) the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Laws.

Subject to Section 2.3, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Secured Swap Obligations and Secured Treasury Management Obligations shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Qualifying Swap Provider or Qualifying Treasury Management Bank, as the case may be. Each Qualifying Swap Provider or Qualifying Treasury Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 10 for itself and its Affiliates as if a “Lender” party hereto.

Section 9.4 Right to Cure Financial Covenant Defaults. In the event that the Credit Parties fail to comply with any financial covenant contained in Section 8.7 (a “Financial Covenant Default”) as of the end of any Fiscal Quarter of Holdings (the “Relevant Quarter”), the Borrower shall have the right to cure such Event of Default on the following terms and conditions (the “Cure Right”):

(a) Cure Notice. In the event the Borrower exercises the Cure Right with respect to any Relevant Quarter, the Borrower shall deliver to the Administrative Agent written notice of such cure, or intent to cure, as applicable (a “Cure Notice”) no later than the date on which financial statements and a Compliance Certificate are required to be delivered pursuant to Section 7.1 for such Relevant Quarter; provided, however, that in no event shall the Borrower be permitted to exercise the Cure Right hereunder (i) more than twice in any period of four consecutive fiscal quarters, (ii) more than five (5) times during the term of this Agreement or (iii) if the Cure Amount would exceed twenty-five percent (25%) of Consolidated EBITDA for the applicable period ending on the last day of the Relevant Quarter.

(b) Issuance of Equity Interests. In the event the Borrower exercises its Cure Right, Holdings shall issue Permitted Equity Interests for cash consideration, and/or withdraw the proceeds of previously issued Permitted Equity Interests from the Unrestricted Cash Equity Account, in an aggregate amount equal to no less than the Cure Amount at any time during or after the Relevant Quarter, but no later than fifteen (15) business days after the date on which financial statements and a Compliance Certificate are required to be delivered pursuant to Section 7.1 for such Relevant Quarter. Such Cure Amount received or withdrawn by Holdings shall be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial covenants in Section 8.7 at the end of the Relevant Quarter and any subsequent period that includes such fiscal quarter, but shall be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes (including, without limitation, determining the Applicable Rate, calculating Pro Forma compliance, calculating basket levels and other items governed by reference to Consolidated EBITDA). The principal amount of the Loans prepaid with the proceeds of the Cure Amount shall be deemed outstanding solely for purposes of determining compliance with the financial covenants for the Relevant Quarter.

(c) Cure. Upon receipt by Holdings in cash of the Cure Amount and payment of the mandatory prepayment pursuant to Section 2.11(c), the Financial Covenant Default shall be deemed cured.

Section 10 AGENCY

Section 10.1 Appointment and Authority.

(a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints Regions Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Credit Party nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Each of the Lenders hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Collateral Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

Section 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings or any Subsidiary of Holdings or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.4 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings and its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above with the consent of the Borrower so long as no Event of Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed). Whether or not a successor has been appointed such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person servicing as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, with the consent of the Borrower so long as no Event of Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative

Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 10 and Section 11.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each of the Lenders and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers, Co-Documentation Agents or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 2.10 and Section 11.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 11.2.

Section 10.10 Collateral Matters.

(a) The Lenders (including each Issuing Bank and the Swingline Lender) irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held under any Credit Document securing the Obligations (x) upon termination of the commitments under this Agreement and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents or consented to in accordance with the terms of this Agreement, or (z) subject to Section 11.4, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held under any Credit Document securing the Obligations to the holder of any Lien on such property that is permitted by Section 8.2(m); and

(iii) to release any Guarantor from its obligations under this Agreement and the other Credit Documents if such Person ceases to be a Guarantor as a result of a transaction permitted under the Credit Documents.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement pursuant to this Section 10.10.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) Anything contained in any of the Credit Documents to the contrary notwithstanding, each of the Credit Parties, the Administrative Agent, the Collateral Agent and each holder of the Obligations hereby agree that (i) no holder of the Obligations shall have any right individually to realize upon any of the Collateral or to enforce this Agreement, the Notes or any other Credit Agreement, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the holders of the Obligations in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the holders of the Obligations (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(d) No Secured Swap Agreement or Secured Treasury Management Agreement will create (or be deemed to create) in favor of any Qualifying Swap Provider or any Qualifying Treasury Management Bank, respectively that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of the Borrower or any other Credit Party under the Credit Documents except as expressly provided herein or in the other Credit Documents. By accepting the benefits of the Collateral, each such Qualifying Swap Provider and Qualifying Treasury Management Bank shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a holder of the Obligations, subject to the limitations set forth in this clause (d). Furthermore, it is understood and agreed that the Qualifying Swap Provider and Qualifying Treasury Management Banks, in their capacity as such, shall not have any right to notice of any action or to consent to, direct or object to any action hereunder or under any of the other Credit Documents or otherwise in respect of the Collateral (including the release or impairment of any Collateral, or to any notice of or consent to any amendment, waiver or modification of the provisions hereof or of the other Credit Documents) other than in its capacity as a Lender and, in any case, only as expressly provided herein.

Section 11 MISCELLANEOUS

Section 11.1 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Administrative Agent, the Borrower or any other Credit Party, to the address, telecopier number, electronic mail address or telephone number specified in Appendix B:

(ii) if to any Lender, the Issuing Bank or Swingline Lender, to the address, telecopier number, electronic mail address or telephone number in its Administrative Questionnaire on file with the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that, with respect to clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient

(c) Change of Address, Etc. Any party hereto may change its address, telecopier number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debtdomain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 11.2 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable, documented, out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, and out-of-pocket charges and disbursements of counsel for the Administrative

Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented, out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable, documented, out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the reasonable fees, and out-of-pocket charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable, documented fees, and out-of-pocket charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party) other than such Indemnitee or its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any other Credit Party, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.2(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any subagent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent

(or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, none of the Credit Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except for direct or actual damages that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days after written demand therefor (including delivery of copies of applicable invoices, if any).

(f) Survival. The provisions of this Section shall survive resignation or replacement of the Administrative Agent, Collateral Agent, the Issuing Bank, the Swingline Lender or any Lender, termination of the commitments hereunder and repayment, satisfaction and discharge of the loans and obligations hereunder.

Section 11.3 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding trust accounts) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each of the Lenders and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 11.3, if at any time any Lender, the Issuing Bank or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Credit Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein with respect to such account.

Section 11.4 Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to Section 11.4(b) and Section 11.4(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Administrative Agent, the Required Lenders and the Credit Parties; provided that (i) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Issuing Bank, (ii) each of the Fee Letter and any Auto Borrow Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitments, Loans and/or Letter of Credit Obligations of such Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (iv) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (v) the Required Lenders shall determine whether or not to allow any Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender except as provided in clause (a)(iii) above) that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the Revolving Commitment Termination Date;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) or alter the required application of any prepayment pursuant to Section 2.12 or the application of funds pursuant to Section 9.3, as applicable;

(iii) extend the stated expiration date of any Letter of Credit, beyond the Revolving Commitment Termination Date;

(iv) reduce the principal of or the rate of interest on any Loan (other than any waiver of the imposition of the Default Rate pursuant to Section 2.9) or any fee or premium payable hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of this Section 11.4(b) or Section 11.4(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) change the percentage of the outstanding principal amount of Loans that is required for the Lenders or any of them to take any action hereunder or amend the definition of “Required Lenders”;

(ix) release all or substantially all of the Collateral or all or substantially all of the value of the Guaranty, in each case, except as expressly provided in the Credit Documents; or

(x) consent to the assignment or transfer by the Borrower of any of its rights and obligations under any Credit Document (except pursuant to a transaction permitted hereunder).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Borrower or any other Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swingline Sublimit or the Swingline Loans without the consent of the Swingline Lender;

(iii) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e) without the written consent of the Administrative Agent and of each Issuing Bank; or

(iv) amend, modify, terminate or waive any provision of this Section 11 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.4 shall be binding upon the Administrative Agent, each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Borrower.

Section 11.5 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and obligations hereunder at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s commitments and the loans at the time owing to it (in each case with respect to any credit facility) or contemporaneous assignments to Approved Funds that equal at least to the amounts specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the commitment (which for this purpose includes loans and obligations in respect thereof outstanding thereunder) or, if the commitment is not then in effect, the principal outstanding balance of the loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of any Revolving Commitments and/or Revolving Loans, or $1,000,000, in the case of any assignment in respect of any Term Loan Commitments and/or Term Loans, unless each of the Administrative Agent and, so long as no Event of Default shall have occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments and Loans assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations on a non-pro rata basis as between its Revolving Commitment and/or Revolving Loans, on the one hand, and any Term Loan Commitment and/or Term Loans, on the other the hand.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall have occurred and is continuing at the time of such assignment; provided, that, no assignment may be made to a Disqualified Institution at any time, even after an Event of Default has occurred, without the consent of the Borrower in its sole discretion, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund which is not a Disqualified Institution; provided that the Borrower shall be deemed to have consented to any such assignment, other than an assignment to a Disqualified Institution, unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) commitments under revolving credit facilities and unfunded commitments under term loan facilities if such assignment is to a Person that is not a Lender with a commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a funded Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment; and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment.

(iv) Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee in the amount of $3,500, unless waived, in whole or in part by the Administrative Agent in its discretion. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) Holdings or any of Holdings’ Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a Disqualified Institution

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17 and 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. The Borrower will execute and deliver on request, at its own expense, Notes to the assignee evidencing the interests taken by way of assignment hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural

Person or Holdings or any of Holdings’ Affiliates or Subsidiaries or to any Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.2(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (b) or (c) of Section 11.4 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2, 3.1 and 3.3 (subject to the requirements and limitations therein, including the requirements under Section 3.3(f) (it being understood that the documentation required under Section 3.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 3.4 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.2 or 3.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, or any promissory notes evidencing its interests hereunder, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Disqualified Institutions. Notwithstanding anything herein to the contrary, no assignment or participation shall be made to any Person that was a Disqualified Institution as of the date the assigning Lender entered into a transaction pursuant to which it agreed to sell and assign all or a portion of its rights and obligations under this Agreement to such Person, except to the extent the Borrower has consented to such assignment in writing in its sole and absolute discretion (in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). The Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant is a Disqualified Institution or (y) have any liability with respect to any assignment or participation of Loans to any Disqualified Institution.

Section 11.6 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.7 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 3.1(c), Section 3.2, Section 3.3, Section 11.2, Section 11.3, and Section 11.10 and the agreements of the Lenders and the Agents set forth in Section 2.14, Section 10.3 and Section 11.2(c) shall survive the payment of the Loans, the cancellation, expiration or cash collateralization of the Letters of Credit, and the termination hereof.

Section 11.8 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents, any Swap Agreements or any Treasury Management Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 11.9 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.10 Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.11 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 10.10(c), each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.12 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.13 Applicable Laws.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of State of New York.

(b) Submission to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.

(b) Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 11.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.15 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in (including, for purposes hereof, any new lenders invited to join hereunder on an increase in the Loans and Commitments hereunder, whether by exercise of an accordion, by way of amendment or otherwise, other than a Disqualified Institution), any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating Holdings or its Subsidiaries or the credit facilities provided for herein, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (j) for purposes of establishing a “due diligence” defense.

For purposes of this Section, “Information” means all information received from Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by Holdings or any of its Subsidiaries; provided that, all information received from Holdings or any of its Subsidiaries after the date hereof shall be considered confidential unless filed with the SEC. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders acknowledges that (i) the Information may include material non-public information concerning Holdings or any Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities laws.

Section 11.16 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Laws shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the aggregate outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and each of the Credit Parties to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the aggregate outstanding amount of the Loans made hereunder or be refunded to each of the applicable Credit Parties. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 11.17 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.18 No Advisory of Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders, are arm’s-length commercial transactions between the Credit Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (ii) the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for any Credit Party or any of their Affiliates or any other Person and (ii) neither the Administrative Agent nor any Lender has any obligation to any Credit Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to any Credit Party or its Affiliates. To the fullest extent permitted by law, each of the Credit Parties hereby waives and releases, any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.19 Electronic Execution of Assignments and Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement or in any amendment, waiver, modification or consent relating hereto shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.20 USA PATRIOT Act. Each Lender subject to the Patriot Act hereby notifies each of the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each of the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender to identify each of the Credit Parties in accordance with the Patriot Act.

Section 11.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:	NEOGENOMICS LABORATORIES, INC.,
a Florida corporation

	By:	/s/ Denise E. Pedulla
	Name:	Denise E. Pedulla
	Title:	Secretary

GUARANTORS:	NEOGENOMICS, INC.,
a Nevada corporation

	By:	/s/ Denise E. Pedulla
	Name:	Denise E. Pedulla
	Title:	Secretary

CLARIENT, INC.,
a Delaware corporation

	By:	/s/ Denise E. Pedulla
	Name:	Denise E. Pedulla
	Title:	Secretary

CLARIENT DIAGNOSTIC SERVICES, INC.,
a Delaware corporation

	By:	/s/ Denise E. Pedulla
	Name:	Denise E. Pedulla
	Title:	Secretary

NEOGENOMICS BIOINFORMATICS, INC.,
a Florida corporation

	By:	/s/ Denise E. Pedulla
	Name:	Denise E. Pedulla
	Title:	Secretary

PATH LABS, LLC, a Delaware limited liability company

	By:	/s/ Denise E. Pedulla
	Name:	Denise E. Pedulla
	Title:	Secretary

NEOGENOMICS LABORATORIES, INC.

CREDIT AGREEMENT

ADMINISTRATIVE AGENT
AND COLLATERAL AGENT:	REGIONS BANK

	By:	/s/ Ned Spitzer
	Name:	Ned Spitzer
	Title:	Managing Director

NEOGENOMICS LABORATORIES, INC.

CREDIT AGREEMENT

LENDERS:	REGIONS BANK,
as a Lender

	By:	/s/ Ned Spitzer
	Name:	Ned Spitzer
	Title:	Managing Director

NEOGENOMICS LABORATORIES, INC.

CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
As a Lender

By:	/s/ Elizabeth L Knoy
Name:	Elizabeth L Knoy
Title:	SVP

NEOGENOMICS LABORATORIES, INC.

CREDIT AGREEMENT

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Teddy Koch
Name:	Teddy Koch
Title:	Director

NEOGENOMICS LABORATORIES, INC.

CREDIT AGREEMENT

HANCOCK Bank,
a Mississippi state chartered bank,
as a lender

By:	/s/ Megan Brearey
Name:	Megan Brearey
Title:	Senior Vice President

NEOGENOMICS LABORATORIES, INC.

CREDIT AGREEMENT

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Josephine C. Wisniewski
Name:	Josephine C. Wisniewski
Title:	Vice President

NEOGENOMICS LABORATORIES, INC.

CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ John Astrab
Name:	John Astrab
Title:	Vice President

NEOGENOMICS LABORATORIES, INC.

CREDIT AGREEMENT

CADENCE BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Drew Healy
Name:	Drew Healy
Title:	SVP

NEOGENOMICS LABORATORIES, INC.

CREDIT AGREEMENT

FRANKLIN SYNERGY BANK,
as a Lender

By:	/s/ Timothy B. Fonts
Name:	Timothy B. Fonts for Lisa Fletcher
Title:	EVP

NEOGENOMICS LABORATORIES, INC.

CREDIT AGREEMENT

SEASIDE NATIONAL BANK & TRUST,
as a Lender

By:	/s/ Thomas N Grant
Name:	THOMAS N GRANT
Title:	SVP & CCO

NEOGENOMICS LABORATORIES, INC.

CREDIT AGREEMENT

APPENDIX A

TO

CREDIT AGREEMENT

Lenders, Commitments and Commitment Percentages

Lenders	Revolving Commitment	Revolving Commitment Percentage	Term Loan A Commitment	Term Loan A Commitment Percentage
Regions Bank	$12,500,000.00	16.666666667%	$12,500,000.00	16.666666667%
Bank of America, N.A.	$11,000,000.00	14.666666667%	$11,000,000.00	14.666666667%
Wells Fargo Bank, National Association	$11,000,000.00	14.666666667%	$11,000,000.00	14.666666667%
Hancock Bank	$8,500,000.00	11.333333333%	$8,500,000.00	11.333333333%
The Huntington National Bank	$8,500,000.00	11.333333333%	$8,500,000.00	11.333333333%
PNC Bank, National Association	$8,500,000.00	11.333333333%	$8,500,000.00	11.333333333%
Cadence Bank, National Association	$5,000,000.00	6.666666667%	$5,000,000.00	6.666666667%
Franklin Synergy Bank	$5,000,000.00	6.666666667%	$5,000,000.00	6.666666667%
Seaside National Bank & Trust	$5,000,000.00	6.666666667%	$5,000,000.00	6.666666667%

Total	$75,000,000.00	100.000000000%	$75,000,000.00	100.000000000%

APPENDIX B

TO

CREDIT AGREEMENT

Notice Information

Notice Address:
Any Credit Party:	NeoGenomics Laboratories, Inc.
12701 Commonwealth Drive
Suite 9
Fort Myers, FL 33913
Attention: George A. Cardoza, SVP, Chief Financial Officer
Tel: (203) 768-0600
Fax: (239) 432-5609
Email: George.Cardoza@neogenomics.com

with copies (which shall not constitute notice) to:
NeoGenomics Laboratories, Inc.
12701 Commonwealth Drive
Suite 9
Fort Myers, FL 33913
Attention: Denise E. Pedulla, Esq., General Counsel
Tel: (203) 768-0600
Fax: (239) 432-5609
Email: Denise.Pedulla@neogenomics.com

Administrative Agent,	Regions Bank
Collateral Agent,	Shaneequa Thomas
Swingline Lender and	1180 West Peachtree Street, NW, Suite 1400
Issuing Bank:	Atlanta, GA 30309
Tel: (404) 279-7478
Fax: (404) 279-7425
Email: Shaneequa.Thomas@regions.com

with a copy to:
Regions Bank
Ned Spitzer
150 4th Avenue North, 10th Fl
Nashville, TN 37219
Tel: (615) 770-4685
Fax: (615) 748-8480
Email: Ned.Spitzer@regions.com

Schedule 1.01

Disqualified Institutions

Fortress Investment Group LLC

Cerberus Capital Management, L.P.

H.I.G. Capital, LLC

GSO Capital Partners LP

Oaktree Capital Management, L.P.

Schedule 6.1

Organization; Requisite Power and Authority; Qualification

Credit Party or Subsidiary	Jurisdiction of Organization
Holdings	Nevada
The Borrower	Florida
Path Labs, LLC	Delaware
Clarient, Inc.	Delaware
Clarient Diagnostic Services, Inc.	Delaware
NeoGenomics Bioinformatics, Inc.	Florida

Schedule 6.2

Equity Interests and Ownership

As of the Closing Date, there is no existing option, warrant, call, right, commitment, buy-sell, voting trust or other shareholder agreement or other agreement to which any Subsidiary is a party requiring, and there is no membership interest or other Equity Interests of any Subsidiary outstanding which upon conversion or exchange would require, the issuance by any Subsidiary of any additional membership interests or other Equity Interests of any Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Subsidiary.

Capitalization of the Borrower

Capitalization	Number of Shares	Percentage Outstanding
Common Stock
Authorized Shares	100
Shares Issued and Outstanding	100
Stockholders
Holdings	100	100%

Total Shares	100	100.00%

Capitalization of Path Labs, LLC

Capitalization	Number of Units	Percentage Outstanding
Membership Units
Authorized Units	300
Units Issued and Outstanding	300
Members
The Borrower	300	100%

Total Units	300	100.00%

Capitalization of Clarient, Inc.

Capitalization	Number of Shares	Percentage Outstanding
Preferred Stock
Authorized Shares	8,000,000
Shares Issued and Outstanding	0
Common Stock
Authorized Shares	150,000,000
Shares Issued and Outstanding	100
Stockholders
The Borrower	100	100%

Total Shares	100	100.00%

Capitalization of Clarient Diagnostic Services, Inc.

Capitalization	Number of Shares	Percentage Outstanding
Common Stock
Authorized Shares	1,000
Shares Issued and Outstanding	1,000
Stockholders
Clarient, Inc.	1,000	100%

Total Shares	1,000	100.00%

Capitalization of NeoGenomics Bioinformatics, Inc.

Capitalization	Number of Shares	Percentage Outstanding
Common Stock
Authorized Shares	100
Shares Issued and Outstanding	100
Stockholders
Holdings	100	100%

Total Shares	100	100.00%

Schedule 6.10(b)

Real Estate Assets

None.

Schedule 6.21

Insurance Coverage

1.	Carrier: Swiss Re
Policy Number: NAP 200002802
Expiration Date: May 4, 2017
Type: Property
Limits:

	$100,000,000	Loss Limit
	$82,050,914	Personal Property
	$41,182,853	Business Income
	$10,000,000	Flood (excludes 100 yr flood plains)
	$10,000,000	Earth Movement (excludes CA)
	$100,000,000	Weather catastrophe (Named storm)

Deductibles:
	$10,000	Per Occurrence Except
	$50,000	Flood per occurrence
	$50,000	Earth Movement per occurrence
	5%, $100,000 min.	Named windstorm/hail per occurrence
	24 hours	Business Income - waiting period

2.	Carrier:

United Specialty (25%)
Everest Indemnity (50%)
General Security (25%)

Policy Number: 8400003804-161
Expiration Date: May 4, 2017
Type: Difference in Conditions (CA earthquake only)
Limits:

	$40,000,000	Loss limit
	$48,690,781	Personal Property
	$10,617,204	Improvements and Betterments
	$31,948,247	Business Income
Deductibles:
	3%, $100,000 min.	Earthquake

3.	Carrier: Federal Ins Co (Chubb)
Policy Number: 9948-5259
Expiration Date: May 4, 2017
Type: Commercial General Liability
Limits:

	$2,000,000	General Aggregate
	$1,000,000	Each Occurrence
	Excluded	Products-Completed Operations Aggregate
	$1,000,000	Personal & Advertising Injury
	$1,000,000	Damage to Premises Rented to You
	$10,000	Medical Expense
	$1,000,000	Employee Benefits Liability

Deductibles: None

4.	Carrier: Federal Ins Co (Chubb)
Policy Number: 73583964
Expiration Date: May 4, 2017
Type: Automobile
Limits:

	$1,000,000	BI/PD - any one accident
	$5,000	Medical Payments - per person
	$1,000,000	Uninsured Motorists

Deductibles:
	$1,000	Comprehensive
	$1,000	Collision

5.	Carrier: Federal Ins Co (Chubb)
Policy Number: 7174-9180
Expiration Date: May 4, 2017
Type: Workers’ Compensation
Limits:

	Statutory	Workers’ Compensation
	$1,000,000	BI by Accident - Each Accident
	$1,000,000	BI by Disease - Each Employee
	$1,000,000	BI by Disease - Policy Limit

Deductibles: None

6.	Carrier: Federal Ins Co (Chubb)
Policy Number: 1749187
Expiration Date: May 4, 2017
Type: Workers’ Compensation (Kolbeck Bauer Stanton) (CA Only)
Limits:

	Statutory	Workers’ Compensation
	$1,000,000	BI by Accident - Each Accident
	$1,000,000	BI by Disease - Each Employee
	$1,000,000	BI by Disease - Policy Limit

Deductibles: None

7.	Carrier: Federal Ins Co (Chubb)
Policy Number: 79894808
Expiration Date: May 4, 2017
Type: Umbrella
Limits:

	$10,000,000	General Aggregate
	$10,000,000	Each Occurrence
	Excluded	Products

Deductibles: None

8.	Carrier: Federal Ins Co (Chubb)
Policy Number: 99485260
Expiration Date: May 4, 2017
Type: Products Liability
Limits:

	$5,000,000	Each occurrence
	$5,000,000	Aggregate
	$1,000,000	Global Extension

Deductibles:
	$50,000	Per occurrence

9.	Carrier: Federal Ins Co (Chubb)
Policy Number: 9948-52-60
Expiration Date: May 4, 2017
Type: Errors and Omissions (claims-made) (Clinical Trial Exposure)
Limits:

	$2,000,000	General Aggregate

Deductibles:

	$50,000	Each Claim

10.	Carrier: One Beacon
Policy Number: MFL-004306-1016
Expiration Date: October 9, 2017
Type: Professional Liability (claims-made)
Limits:

	$1,000,000	Each claim
	$3,000,000	Aggregate
	$6,000,000	Policy Aggregate

Deductibles:
	$5,000	Per claim

11.	Carrier: One Beacon
Policy Number: MFX-002068-1016
Expiration Date: October 9, 2017
Type: Excess Liability (claims-made)
Limits:

	$10,000,000	Each claim
	$10,000,000	Aggregate

Deductibles: None

12.	Carrier: Great American
Policy Number: NSP2380654
Expiration Date: June 15, 2017
Type: Directors & Officers
Limits:

	$10,000,000	Aggregate Limit

Deductibles:
	$0	Per director and officer, per loss, not to exceed
	$250,000	In the aggregate
	$250,000	Securities claims

13.	Carrier: Illinois National Ins Co
Policy Number: 01-475-80-72
Expiration Date: June 15, 2017
Type: Excess Directors & Officers
Limits:

	$10,000,000	Aggregate Limit (excess of $10M)

Deductibles: None

14.	Carrier: Federal Ins Co
Policy Number: 8235-0816
Expiration Date: June 15, 2017
Type: Excess Directors & Officers
Limits:

	$10,000,000	Aggregate Limit (excess of $20M)

Deductibles: None

15.	Carrier: Beazley
Policy Number: W1BBEF160101
Expiration Date: June 15, 2017
Type: Employment Practices Liab
Limits:

	$1,000,000	Aggregate Limit

Deductibles:
	$100,000	Per Occurrence

16.	Carrier: Great American
Policy Number: FDP6660848
Expiration Date: June 15, 2017
Type: Fiduciary Liability
Limits:

	$1,000,000	Aggregate Limit

Deductibles: None

17.	Carrier: Hartford Fire Ins Co
Policy Number: 84 FA 0278856-16
Expiration Date: June 15, 2017
Type: Crime
Limits:

	$500,000	Aggregate Limit

Deductibles:
	$5,000	Per Occurrence

18.	Carrier: Hiscox Ins Co Ltd
Policy Number: UKA3004015.16
Expiration Date: June 15, 2017
Type: Special Crime
Limits:

	$1,000,000	Aggregate Limit

Deductibles: None

19.	Carrier: Beazley
Policy Number: W14526160401
Expiration Date: October 15, 2017
Type: Cyber Liability
Limits:

	$5,000,000	Aggregate Limit

Deductibles:

	$100,000	Per Occurrence

Schedule 8.1

Existing Indebtedness

None.

Schedule 8.2

Existing Liens

None.

Schedule 8.5

Existing Investments

None.

Exhibit 1.1

[Form of] Secured Party Designation Notice

Date:             , 20

To:	Regions Bank,

as Administrative Agent

Agency Management

[address

Attn: ]

Ladies and Gentlemen:

THIS SECURED PARTY DESIGNATION NOTICE is made by                     , a             (the “Designor”), to REGIONS BANK, as Administrative Agent under that certain Credit Agreement referenced below (in such capacity, the “Administrative Agent”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, NeoGenomics Laboratories, Inc., a Florida corporation (the “Borrower”), Neogenomics, Inc., a Nevada corporation (“Holdings”) and certain Subsidiaries of Holdings from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent have entered into that certain Credit Agreement, dated as of December 22, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which certain loans and financial accommodations have been made to the Borrower;

WHEREAS, in connection with the Credit Agreement, a Lender or Affiliate of a Lender is permitted to designate its [Treasury Management Agreement/Swap Agreement] as a [“Secured Treasury Management Agreement”/“Secured Swap Agreement”] under the Credit Agreement and the Collateral Documents;

WHEREAS, the Credit Agreement requires that the Designor deliver this Secured Party Designation Notice to the Administrative Agent; and

WHEREAS, the Designor has agreed to execute and deliver this Secured Party Designation Notice:

1. Designation. [            ] hereby designates the [Treasury Management Agreement/Swap Agreement] described on Schedule 1 hereto to be a “[Secured Treasury Management Agreement/Secured Swap Agreement]” and hereby represents and warrants to the Administrative Agent that such [Treasury Management Agreement/Swap Agreement] satisfies all the requirements under the Credit Documents to be so designated. By executing and delivering this Secured Party Designation Notice, the Designor, as provided in the Credit Agreement, hereby agrees to be bound by all of the provisions of the Credit Documents which are applicable to it as a provider of a [Secured Treasury Management Agreement/Secured Swap Agreement] and hereby (a) confirms that it has received a copy of the Credit Documents and such other documents and information as it has deemed appropriate to make its own decision to enter into this Secured Party Designation Notice, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto (including, without limitation, the provisions of Section 10.1 of the Credit Agreement), and (c) agrees that it will be bound by the provisions of the Credit Documents and will perform in accordance with its terms all the obligations which by the terms of the Credit Documents are required to be performed by it as a provider of a [Treasury Management Agreement/Swap Agreement]. Without limiting the foregoing, the Designor agrees to indemnify the Administrative Agent as contemplated by Section 11.2(b) of the Credit Agreement.

GOVERNING LAW. THIS SECURED PARTY DESIGNATION NOTICE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned have caused this Secured Party Designation Notice to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

DESIGNOR:	[INSERT APPLICABLE DESIGNOR]

By:
Name:
Title:

ADMINISTRATIVE AGENT:	REGIONS BANK

By:
Name:
Title:

Exhibit 2.1

[Form of] Funding Notice

Date:	, 20

To:	Regions Bank, as Administrative Agent

Re:	Credit Agreement dated as of December 22, 2016 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among NeoGenomics Laboratories, Inc., a Florida corporation (the “Borrower”), Neogenomics, Inc., a Nevada corporation (“Holdings”) and certain Subsidiaries of Holdings from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

☐ A Borrowing of Revolving Loans

☐ A Borrowing of Swingline Loans

☐ A Borrowing of Term Loans

1.	On , 20 (which is a Business Day).

2.	In the amount of $ .

3.	Comprised of (Type of Loan requested).

4.	For Adjusted LIBOR Rate Loans: with an Interest Period of months.

The undersigned Borrower hereby represents and warrants that after giving effect to any Borrowing of the requested Revolving Loans, Swingline Loans or Term Loans, as applicable, (x) the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Commitments, (y) the Outstanding Amount of Swingline Loans shall not exceed the Swingline Sublimit and (z) the Outstanding Amount of each Term Loan shall not exceed the applicable Term Loan Commitment.

The undersigned Borrower hereby represents and warrants that each of the conditions set forth in Section 5.2 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.

NEOGENOMICS LABORATORIES, INC.,
a Florida corporation

By:
Name:
Title:

Exhibit 2.3

[Form of] Issuance Notice

Date:	, 20

To:	Regions Bank, as Administrative Agent

Re:	Credit Agreement dated as of December 22, 2016 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among NeoGenomics Laboratories, Inc., a Florida corporation (the “Borrower”), Neogenomics, Inc., a Nevada corporation (“Holdings”) and certain Subsidiaries of Holdings from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

Pursuant to Section 2.3 of the Credit Agreement, the undersigned hereby desires a Letter of Credit to be issued by Regions Bank (the “Issuing Bank”) in accordance with the terms and conditions of the Credit Agreement on             , 20    (the “Credit Date”) in an aggregate face amount of $            .

Attached hereto for each such Letter of Credit is a letter of credit application.

The undersigned Borrower hereby represents and warrants that after issuing such Letter of Credit requested on the Credit Date, in no event shall (x) the Outstanding Amount of the Revolving Obligations exceed the Revolving Commitments, and (y) the Outstanding Amount of the Letter of Credit Obligations exceed the Letter of Credit Sublimit.

The undersigned Borrower hereby represents and warrants that each of the conditions set forth in Section 5.2 of the Credit Agreement has been satisfied on and as of the date of such issuance of such Letter of Credit on the Credit Date.

NEOGENOMICS LABORATORIES, INC.,
a Florida corporation

By:
Name:
Title:

Exhibit 2.5-1

[Form of] Revolving Loan Note

            , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                     or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of December 22, 2016 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, Neogenomics, Inc., a Nevada corporation (“Holdings”) and certain Subsidiaries of Holdings from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the Credit Date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Principal Office of the Administrative Agent. If any amount is not paid in full when due, subject to Section 2.9 of the Credit Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate.

This Revolving Loan Note is one of the Revolving Loan Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Loan Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Revolving Loan Note.

THIS REVOLVING LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

NEOGENOMICS LABORATORIES, INC.,
a Florida corporation

By:
Name:
Title:

Exhibit 2.5-2

[Form of] Swingline Note

            , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to REGIONS BANK or its registered assigns (the “Swingline Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swingline Loan from time to time made by the Swingline Lender to the Borrower under that certain Credit Agreement dated as of December 22, 2016 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, Neogenomics, Inc., a Nevada corporation (“Holdings”) and certain Subsidiaries of Holdings from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Swingline Loan from the Credit Date of such Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made directly to the Swingline Lender in Dollars in immediately available funds. If any amount is not paid in full when due, subject to Section 2.9 of the Credit Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate.

This Swingline Note is one of the Swingline Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Swingline Loans made by the Swingline Lender shall be evidenced by one or more loan accounts or records maintained by the Swingline Lender in the ordinary course of business. The Swingline Lender may also attach schedules to this Swingline Note and endorse thereon the date, amount and maturity of its Swingline Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Swingline Note.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Swingline Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

NEOGENOMICS LABORATORIES, INC.,
a Florida corporation

By:
Name:
Title:

Exhibit 2.5-3

[Form of] Term Loan Note

                 , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of December 22, 2016 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, Neogenomics, Inc., a Nevada corporation (“Holdings”) and certain Subsidiaries of Holdings from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan from the Credit Date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Principal Office of the Administrative Agent. If any amount is not paid in full when due, subject to Section 2.9 of the Credit Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate.

This Term Loan Note is one of the Term Loan Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Loan Note and endorse thereon the date, amount and maturity of its portion of the Term Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term Loan Note.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Term Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

NEOGENOMICS LABORATORIES, INC., a Florida corporation

By:

Name:
Title:

Exhibit 2.8

[Form of] Conversion/Continuation Notice

Date:	, 20

To:	Regions Bank, as Administrative Agent

Re:	Credit Agreement dated as of December 22, 2016 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among NeoGenomics Laboratories, Inc., a Florida corporation (the “Borrower”), Neogenomics, Inc., a Nevada corporation (“Holdings”) and certain Subsidiaries of Holdings from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

Pursuant to Section 2.8 of the Credit Agreement, the undersigned hereby requests (select one):

☐ A conversion or continuation of Revolving Loans

☐ A conversion or continuation of Term Loans

☐ A conversion or continuation of Swingline Loans

1.	On , 20 (which is a Business Day).

2.	In the amount of $ .

3.	Comprised of (Type of Loan requested).

4.	For Adjusted LIBOR Rate Loans: with an Interest Period of months.

The undersigned Borrower hereby certifies that no Default or Event of Default has occurred and is continuing or would result from any continuation or conversion contemplated hereby.

NEOGENOMICS LABORATORIES, INC., a Florida corporation

By:
Name:
Title:

Exhibit 3.3-1

[Form of] U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 22, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NeoGenomics Laboratories, Inc., a Florida corporation (the “Borrower”), Neogenomics, Inc., a Nevada corporation (“Holdings”) and certain Subsidiaries of Holdings from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 3.3(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BENE. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[LENDER]

By:
Name:
Title:

Date: , 20

Exhibit 3.3-2

[Form of] U.S. Tax Compliance Certificate

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 22, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NeoGenomics Laboratories, Inc., a Florida corporation (the “Borrower”), Neogenomics, Inc., a Nevada corporation (“Holdings”) and certain Subsidiaries of Holdings from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 3.3(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BENE. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[LENDER]

By:
Name:
Title:

Date: , 20

Exhibit 3.3-3

[Form of] U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 22, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NeoGenomics Laboratories, Inc., a Florida corporation (the “Borrower”), Neogenomics, Inc., a Nevada corporation (“Holdings”) and certain Subsidiaries of Holdings from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 3.3(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[LENDER]

By:
Name:
Title:

Date: , 20

Exhibit 3.3-4

[Form of] U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 22, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NeoGenomics Laboratories, Inc., a Florida corporation (the “Borrower”), Neogenomics, Inc., a Nevada corporation (“Holdings”) and certain Subsidiaries of Holdings from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 3.3(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[LENDER]

By:
Name:
Title:

Date: , 20

Exhibit 7.1(c)

[Form of] Compliance Certificate

Financial Statement Date:                     , 20

To:	Regions Bank, as Administrative Agent

Re:	Credit Agreement dated as of December 22, 2016 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among NeoGenomics Laboratories Inc., a Florida corporation (the “Borrower”), Neogenomics, Inc., a Nevada corporation (“Holdings”) and certain Subsidiaries of Holdings from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby certifies as of the date hereof that [he/she] is the                     of Holdings, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this certificate (including the schedules attached hereto and made a party hereof, this “Compliance Certificate”) to the Administrative Agent on behalf of Holdings, and that:

[Use following paragraph 1 for Fiscal Year-end financial statements:]

[1. Attached hereto as Schedule 1 are the year-end audited consolidated financial statements required by Section 7.1(b) of the Credit Agreement for the Fiscal Year of Holdings and its Subsidiaries, ended as of the above date, together with the report and opinion of an independent certified public accountant of recognized national standing required by such section. Such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as of the date indicated and the results of their operations and their cash flows for the period indicated.]

[Use following paragraph 1 for Fiscal Quarter-end financial statements:]

[1. Attached hereto as Schedule 1 are the unaudited consolidated financial statements required by Section 7.1(a) of the Credit Agreement for the Fiscal Quarter of Holdings and its Subsidiaries, ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the date indicated and the results of their operations and their cash flows for the period indicated, subject to changes resulting from audit and normal year end adjustments.]

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a detailed review of the transactions and financial condition of the Holdings and its Subsidiaries during the accounting period covered by the attached financial statements.

3. A review of the activities of Holdings and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether a Default or Event of Default exists, and

[select one:]

[to the knowledge of the undersigned during such fiscal period, no Default or Event of Default exists as of the date hereof.]

[or:]

[the following is a list of each Default or Event of Default, the nature and extent thereof and proposed actions with respect thereto:]

4. The financial covenant analyses and calculations relating to the financial covenants set forth in Section 8.7 of the Credit Agreement, as set forth on Schedule 2 attached hereto, are true and accurate on and as of the date of this Certificate. In the event of any conflict between the formulas used for such analyses and calculations provided in the attached Schedule 2 and the formulas provided in the Credit Agreement, the Credit Agreement shall govern.

5. Set forth on Schedule 3 is a summary of all material changes in GAAP and in the consistent application thereof, unless such change and the effects thereof have been described in a previous Compliance Certificate, the effect on the financial covenants resulting therefrom, and a reconciliation between calculation of the financial covenants before and after giving effect to such changes.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of             , 201    .

NEOGENOMICS, INC., a Nevada corporation

By:
Name:
Title:

Schedule 1

to Compliance Certificate

For the Fiscal [Quarter] [Year] ending                  , 20    .

Financial Statements

(see attached)

Schedule 2

to Compliance Certificate

For the Fiscal [Quarter] [Year] ending                  , 20    .

Covenant Calculations

(see attached)

Schedule 3

to Compliance Certificate

For the Fiscal [Quarter] [Year] ending                  , 20    .

Changes in GAAP

(see attached)

Exhibit 7.14

[Form of] Guarantor Joinder Agreement

THIS GUARANTOR JOINDER AGREEMENT (this “Agreement”) dated as of             , 20     is by and between [                    ], a [                    ] (the “New Subsidiary”), and REGIONS BANK, in its capacities as Administrative Agent and Collateral Agent under that certain Credit Agreement dated as of December 22, 2016 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among NeoGenomics Laboratories, Inc., a Florida corporation (the “Borrower”), Neogenomics, Inc., a Nevada corporation (“Holdings”) and certain Subsidiaries of Holdings from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Credit Parties have elected or are required by Section 7.14 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the holders of the Obligations:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby, jointly and severally together with the other Guarantors, guarantees to each holder of the Obligations and the Administrative Agent, as provided in Section 4 of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Pledge and Security Agreement and an “Obligor” for all purposes of the Pledge and Security Agreement, and shall have all the obligations of an Obligor thereunder as if it had executed the Pledge and Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge and Security Agreement. Without limiting the generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants, pledges and assigns to the Collateral Agent, for the benefit of the holders of the Obligations, a continuing security interest in any and all right, title and interest of the New Subsidiary in and to the Equity Interests identified on Schedule 3 hereto and all other Pledged Collateral (as defined in the Pledge and Security Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations (as defined in the Pledge and Security Agreement).

3. The New Subsidiary hereby represents and warrants to the Administrative Agent and the Lenders that:

(a) The New Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.

(b) The New Subsidiary’s taxpayer identification number and organization number are set forth on Schedule 1 hereto.

(c) Other than as set forth on Schedule 2 hereto, the New Subsidiary has not changed its legal name, changed its state of formation, been party to a merger, consolidation or other change in structure in the five years preceding the date hereof.

(d) Schedule 3 hereto lists each Subsidiary of the New Subsidiary, together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) the certificate number(s) of the certificates evidencing such Equity Interests and number and percentage of outstanding shares of each class owned by the New Subsidiary (directly or indirectly) of such Equity Interests and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

4. The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Credit Parties in Section 11.1 of the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

6. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Guarantor Joinder Agreement to be duly executed by its authorized officer, and Regions Bank, in its capacities as Administrative Agent and the Collateral Agent, for the benefit of the holders of the Obligations, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

REGIONS BANK, as Administrative Agent and Collateral Agent

By:
Name:
Title:

Schedule 1

to Guarantor Joinder Agreement

Taxpayer Identification Number; Organizational Number

Schedule 2

to Guarantor Joinder Agreement

Changes in Legal Name or State of Formation;

Mergers, Consolidations and other Changes in Structure

Schedule 3

to Guarantor Joinder Agreement

Equity Interests

Exhibit 11.5

[Form of] Assignment Agreement

This Assignment and Assumption (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/ Approved Fund of [identify Lender]]

3.	Borrower:	Neogenomics, Inc., a Florida corporation

4.	Administrative Agent:	Regions Bank, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of December 22, 2016 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among NeoGenomics Laboratories, Inc., a Florida corporation (the “Borrower”), Neogenomics, Inc., a Nevada corporation (“Holdings”) and certain Subsidiaries of Holdings from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

Aggregate [Revolving] [Term Loan] Commitments / [Revolving] [Term] Loans for all Lenders	Amount of [Revolving] [Term Loan] Commitments / Loans Assigned	[Revolving] [Term Loan] Commitment Percentage Assigned
$	$	%
$	$	%
$	$	%

7.	Effective Date: [to be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the Register therefor]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]1 Accepted:

REGIONS BANK,

as Administrative Agent

By:
Name:
Title:

[Consented to:][2]

NEOGENOMICS LABORATORIES, INC. a Florida corporation

By:
Name:
Title:

[1]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[2]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[Consented to:] [1]

REGIONS BANK, as Issuing Bank

By:
Name:
Title:

[Consented to:] [2]

REGIONS BANK, as Swingline Lender

By:
Name:
Title:

[1]	To be added only if the consent of the Issuing Bank is required by the terms of the Credit Agreement.
[2]	To be added only if the consent of the Swingline Lender is required by the terms of the Credit Agreement.

Annex 1 to Assignment Agreement

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of Holdings and its Subsidiaries, or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Holdings, or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) it has reviewed Schedule 1.01 (Disqualified Institution) to the Credit Agreement and it is not a Disqualified Institution, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.